Exhibit 2.01

FINAL EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

ALBERTSON’S, INC.,

NEW ALOHA CORPORATION,

NEW DIAMOND SUB, INC.,

SUPERVALU INC.,

and

EMERALD ACQUISITION SUB, INC.

Dated as of January 22, 2006

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-iv-

		Page

SECTION 9.6	Assignment	76

SECTION 9.7	No Third Party Beneficiaries	76

SECTION 9.8	No Responsibility for Other Parties	76

SECTION 9.9	Governing Law	76

SECTION 9.10	Specific Performance; Jurisdiction	76

SECTION 9.11	Waiver of Jury Trial	77

SECTION 9.12	Interpretation	77

SECTION 9.13	Counterparts	77

INDEX OF EXHIBITS

Exhibit A-1	Form of Restated Certificate of Incorporation of Old Albertson’s, Inc.

Exhibit A-2	Form of By-Laws of Old Albertson’s, Inc.

Exhibit B	Form of Amended and Restated Certificate of Incorporation of New Aloha Corporation

Exhibit C	Form of By-Laws of New Aloha Corporation

Exhibit D	Form of Amended and Restated Certificate of Incorporation of New Albertson’s Inc.

Exhibit E	Form of By-Laws of New Albertson’s Inc.

Exhibit F	Separation Agreement

Exhibit G	Standalone Drug Sale Agreement

Exhibit H	Separate Operations Data

Exhibit I	Separate Balance Sheet Data

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This AGREEMENT AND PLAN OF MERGER, dated as of January 22, 2006 (this “Agreement”), is entered into by and among SUPERVALU INC., a Delaware corporation (“Parent”), Emerald Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), Albertson’s, Inc., a Delaware corporation (the “Company”), New Aloha Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“New Diamond”), and New Diamond Sub, Inc., a Delaware corporation and a wholly owned subsidiary of New Diamond (“New Diamond Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the merger (the “Diamond Merger”) of New Diamond Merger Sub with and into the Company, with the Company as the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein, (ii) determined that it is in the best interests of the Company, New Diamond and the stockholders thereof, and declared it advisable, to enter into this Agreement providing for the merger (the “Emerald Merger,” and together with the Diamond Merger, the “Mergers”) of Acquisition Sub with and into New Diamond, with New Diamond as the surviving corporation, in accordance with the DGCL and upon the terms and conditions set forth herein, (iii) approved this Agreement in accordance with the DGCL, and (iv) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, (i) the Board of Directors of Parent (the “Parent Board of Directors”), the Board of Directors of Acquisition Sub, the Board of Directors of New Diamond, and the Board of Directors of New Diamond Merger Sub have each determined that it is in the best interests of Parent, Acquisition Sub, New Diamond and New Diamond Merger Sub and their respective stockholders, and declared it advisable, to enter into this Agreement, and have approved this Agreement in accordance with the DGCL, and (ii) Parent, as the sole stockholder of Acquisition Sub, will adopt this Agreement in accordance with the DGCL;

WHEREAS, concurrently with the execution of this Agreement, (i) the Company, New Diamond, Parent and AB Acquisition LLC are entering into that certain Purchase and Separation Agreement, dated as of the date hereof and attached as Exhibit F hereto (the “Separation Agreement”), and (ii) the Company, New Diamond, Parent, CVS Corporation (“CVS”) and certain additional parties are entering into that certain Asset Purchase Agreement, dated as of the date hereof and attached as Exhibit G hereto (the “Standalone Drug Sale Agreement”);

WHEREAS, it is intended that, after the Diamond Merger, the Company will convert into a Delaware limited liability company (such limited liability company, “Diamond LLC,” and such conversion, the “Diamond LLC Conversion”), and that Diamond LLC will then distribute its core business to New Diamond, pursuant to the terms of the Separation Agreement; and

WHEREAS, for federal income tax purposes, it is intended that the Diamond Merger and the Diamond LLC Conversion, taken together, will qualify as a reorganization under the provisions of Section 368(a)(1)(F) of the Code, and that this Agreement shall constitute a “plan of reorganization” with respect thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, New Diamond, New Diamond Merger Sub, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“ASC” means American Stores Company LLC.

“Average Closing Price” means the average of the closing prices for a Parent Share as reported on the NYSE Composite Transactions Reports (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) for the ten trading days prior to, but not including, the Closing Date.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Cash Consideration” means $20.35 in cash, without interest, per New Diamond Share.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Material Adverse Effect” means any effect that is materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries (or, following the Separation, New Diamond and its Subsidiaries) taken as a whole in relation to the New Diamond Business, other than any effect to the extent resulting proximately from (i) general economic conditions or developments or changes therein, (ii) conditions in the industries in which the Company and the Company Subsidiaries operate or developments or changes therein, except to the extent that such conditions, developments or changes impact the Company in a materially disproportionate adverse manner relative to similarly situated competitors of the Company, (iii) conditions in the stock markets or other capital markets or developments or changes therein, (iv) the announcement of the Transaction Agreements or the Transactions, (v) the performance by the Company of its obligations pursuant to the Transaction Agreements (except the obligations of the Company to obtain the consents contemplated by Section 4.3 and Section 4.4), (vi) the announcement, consummation, termination or abandonment of the Standalone Drug Sale, (vii) any actions taken or omitted to be taken by or at the request or with the written consent of Parent or Acquisition Sub, (viii) any changes in any Laws or any accounting regulations or principles, (ix) any union organizing activities, labor disputes, strikes, work stoppages or similar labor unrest or disruption, or (x) any acts of God, war or terrorism, except to the extent that such acts impact the Company in a materially disproportionate adverse manner relative to similarly situated competitors of the Company. A failure by the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement shall not in itself constitute a Company Material Adverse Effect.

“Company Proposal” means any Acquisition Proposal relating to the acquisition of, or a business combination transaction with, the Company, any of its Subsidiaries or some or all of their respective assets, securities or other ownership interests.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreements” means the reciprocal confidentiality agreements dated September 22, 2005 and November 17, 2005, between Parent and the Company.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Coordination Agreement” means that certain Coordination Agreement by and among the Company, Parent, AB Acquisition LLC, and CVS, dated as of the date hereof.

“Cub Sale Agreement” means that certain Asset Purchase Agreement by and among Parent and Hawk Acquisition LLC, dated as of the date hereof.

“Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, that is used in or held for use in the operation of the respective businesses of the Company or the Company Subsidiaries, or that is otherwise material to or necessary for the operation of the respective businesses of the Company or the Company Subsidiaries.

“Deferred Compensation Plans” means the Company’s 2000 Deferred Compensation Plan; the Company’s 1990 Deferred Compensation Plan; the Company’s Executive Deferred Compensation Plan; the Company’s Senior Executive Deferred Compensation Plan; any supplemental retirement benefit provided in any employment agreement; the Company’s Non-Employees Directors’ Deferred Compensation Plan; Shaw’s Supermarkets, Inc. Deferred Compensation Plan; the Company’s Executive ASRE Makeup Plan; the Company’s Executive Pension Makeup Plan; Shaw’s Supermarkets, Inc. Supplemental Savings Plan; Shaw’s Supermarkets, Inc. Supplemental Executive Retirement Plan; American Stores Company Supplemental Executive Retirement Plan; American Stores Company Retirement Plan for Non-

Employee Directors; and American Stores Company Supplemental Long Range Retirement Plan, as any of the foregoing may have been amended or restated, and any other plan, program, agreement or arrangement providing substantially similar benefits to the Company’s current or former directors, officers or employees.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option or right of first refusal to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind, other than any obligation to accept returns of inventory in the ordinary course of business consistent with past practice and other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.

“Equity Interest” means (a) with respect to a corporation, any and all classes or series of shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of partnership, limited liability company, trust or similar interests or units, and (c) with respect to any other Person, any other security representing any direct equity ownership or participation in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) other indebtedness of such Person evidenced by notes, bonds or debentures, (iii) capitalized leases classified as indebtedness of such Person under GAAP, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) any obligation of such Person for the deferred purchase price of property or services (other than trade payables and other current liabilities), (vi) all Indebtedness of another Person referred to in clauses (i) through (v) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, (vii) all Indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (viii) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptance or similar facilities issued for the account of such Person. Notwithstanding anything to the contrary herein, the Indebtedness of the Company and the Company Subsidiaries shall not include (a) any indebtedness or obligation owed by the Company to any Company Subsidiary, by any Company Subsidiary to the Company, or between any Company Subsidiaries, or (b) any guarantee by the Company or any Company Subsidiary of any indebtedness or obligation described in clause (a) of this sentence.

“Intellectual Property” means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, Internet domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) moral and economic rights of authors and inventors, and (vii) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“IT Systems” means all electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites.

“Knowledge” means (i) with respect to Parent, the actual knowledge after reasonable inquiry of the officers of Parent listed in Section 1.1 of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge after reasonable inquiry of the officers of the Company listed in Section 1.1 of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of law of a Governmental Authority or any Governmental Order.

“Material Company Subsidiary” shall mean a Company Subsidiary that qualifies as a “significant subsidiary” of the Company as such term is defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act.

“New Diamond Business” has the meaning given to it in the Separation Agreement.

“New Diamond Employee” has the meaning given to it in the Separation Agreement.

“New Diamond Entities” has the meaning given to it in the Separation Agreement.

“NYSE” means the New York Stock Exchange.

“Option” means, subject to Section 3.3(a), each option granted by the Company to purchase Company Shares pursuant to any of the Stock Plans.

“Parent Material Adverse Effect” means any effect that is materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole, other than any effect to the extent resulting proximately from (i) general economic conditions or developments or changes therein, (ii) conditions in the industries in which Parent operates or developments or changes therein, except to the extent that such conditions, developments or changes impact Parent in a materially disproportionate adverse manner relative to similarly situated competitors of Parent, (iii) conditions in the stock markets or other capital markets or developments or changes therein, (iv) the announcement of the Transaction Agreements or the Transactions, (v) the performance by the Parent of its obligations pursuant to the Transaction Agreements (except the obligations of Parent to obtain the consents contemplated by Section 5.3 and Section 5.4), (vi) any actions taken or omitted to be taken by or at the request or with the written consent of the Company or (vii) any changes in any Laws or any accounting regulations or principles, any union organizing activities, labor disputes, strikes, work stoppages or similar labor unrest or disruption, or (ix) any acts of God, war or terrorism, except to the extent that such acts impact Parent in a materially disproportionate adverse manner relative to similarly situated competitors of Parent. A failure by Parent to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement shall not in itself constitute a Parent Material Adverse Effect.

“Parent Proposal” means any Acquisition Proposal relating to the acquisition of, or a business combination transaction with, Parent, any of its Subsidiaries or some or all of their respective assets, securities or other ownership interests.

“PCX” means the Pacific Stock Exchange.

“Per Share Merger Consideration” means the Cash Consideration and the Stock Consideration.

“Permitted Encumbrances” means: (i) Encumbrances that relate to taxes, assessments and governmental charges or levies imposed upon the Company or a Company Subsidiary that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP on the most recent financial statements included in the Company SEC Reports filed prior to the date hereof, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business and consistent with past practice, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company or a Company Subsidiary arising or incurred in the ordinary course of business and consistent with past practice and (v) other Encumbrances on assets which, in the case of each of clause (iv) and (v) above are, either individually or in the aggregate, not material in amount and would not reasonably be expected to materially impair the continued use, utility or value of the property to which they relate in the conduct of the business currently conducted thereon.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority, joint venture, limited liability company or other entity.

“Public Proposal” means an Acquisition Proposal (provided that all percentages included in the definition of “Acquisition Proposal” shall be increased to 50%) that shall have been publicly announced and not publicly withdrawn.

“Qualifying Parent Proposal” means any Parent Proposal that contemplates, and would not materially delay, the consummation of the Transactions and the Standalone Drug Sale and that is not otherwise inconsistent with the provisions of the Transaction Agreements and the Standalone Drug Sale Agreement.

“Reorganization” has the meaning given to it in the Separation Agreement.

“Retained Business” has the meaning given to it in the Separation Agreement.

“Retained Business Purchase” has the meaning given to it in the Separation Agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Separation” has the meaning given to it in the Separation Agreement.

“Site” means each location where the Company or any Company Subsidiary conducts business, including each Owned Real Property and Leased Real Property.

“Standalone Drug Business” has the meaning given to the term “Business” in the Standalone Drug Sale Agreement.

“Standalone Drug Employee” has the meaning given to the word “Employee” in the Standalone Drug Sale Agreement.

“Standalone Drug RE Purchase” has the meaning given to it in the Separation Agreement.

“Standalone Drug Sale” means the sale of the Standalone Drug Business pursuant to the Standalone Drug Sale Agreement.

“Stock Consideration” means 0.182 Parent Shares for each New Diamond Share.

“Stock Plans” means the following plans, in each case as amended through the date hereof: (i) the Albertson’s, Inc. 1995 Amended and Restated Stock-Based Incentive Plan, (ii) the Albertson’s, Inc. 2004 Equity and Performance Incentive Plan, (iii) the Albertson’s, Inc. 1995 Stock Option Plan for Non-Employee Directors, (iv) the ASC 1997 Stock Option and Stock Award Plan, (v) the ASC 1997 Stock Plan for Non-Employee Directors, (vi) the ASC 1997A Stock Option and Stock Award Plan, (vii) the ASC Amended and Restated 1989 Stock Option

and Stock Award Plan, and (viii) the ASC Amended and Restated 1985 Stock Option and Stock Award Plan.

“Stock Unit” means, subject to Section 3.3(d), a right to receive Company Shares pursuant to a stock unit award under any of the Stock Plans.

“Subsidiaries” of a Person means any and all corporations, partnerships, limited liability companies, trusts and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, legally or beneficially, owns (i) a right to a majority of the profits of such entity or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Tax” or “Taxes” means all federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, capital gains, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, goods and services, stamp, alternative or add-on minimum, environmental, withholding and any other like governmental tax charges, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Authority” and “Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Tax Return” or “Tax Returns” means all returns, declarations, reports, claims for refund or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any Tax Authority in connection with the determination, assessment or collection of Taxes.

“Transaction Agreements” means this Agreement and the Separation Agreement.

“Transactions” means the transactions contemplated by the Transaction Agreements, including the Mergers, the Reorganization, the Separation and the Retained Business Purchase.

SECTION 1.2 Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section

ACM	4.18(a)

Acquisition Proposal	6.5(a)

Acquisition Sub	Preamble

Adjusted Option	3.3(c)

Advance Contract	4.10(c)

Agreement	Preamble

Benefits Continuation Period	6.13(a)

Term	Section

Blackstone	4.24

Board of Directors	6.5(a)

Capitalization Date	4.5(a)

Cash Fraction	3.3(b)

Cash-Out Amount	3.3(b)

Cash-Out Price	3.3(b)

Certificate	3.6(b)

Charter Amendment	6.2(a)(i)

Closing	2.3(d)

Closing Date	2.3(d)

Company	Preamble

Company Balance Sheet Date	4.8

Company Board of Directors	Recitals

Company Board Recommendation	6.2(a)(ii)

Company Disclosure Letter	Article IV

Company Employees	4.13(a)

Company Form 10-K	Article IV

Company Intellectual Property	4.17(a)(i)

Company Plans	4.13(a)

Company SEC Reports	4.7(a)

Company Shares	3.1(a)

Company Stockholders Meeting	6.2(a)(i)

Company Termination Fee	8.2(b)

Compensation	6.13(c)

Current Employee	6.13(c)

CVS	Recitals

Debt and Purchase Contract Assumption	6.6(h)(ii)

Deferred Compensation Distribution	6.13(b)

DGCL	Recitals

Diamond Certificate of Merger	2.3(b)

Diamond LLC	Recitals

Term	Section

Diamond LLC Conversion	Recitals

Diamond Merger	Recitals

Diamond Reorganization	6.17

Dissenting Shares	3.5(b)

Effective Time	2.3(e)

Emerald Certificate of Merger	2.3(e)

Emerald Merger	Recitals

Environmental Laws	4.18(c)

Environmental Permits	4.18(c)

Financing	5.11

Financing Commitment	5.11

First Operating Year	4.10(c)

Form S-4	6.3(a)

F Reorg	6.17

Goldman Sachs	4.24

HITS	4.5(a)

HITS Indenture	4.22(a)

HITS Purchase Contract Agreement	4.22(a)

HSR Clearance	6.6(d)

Indemnified Directors and Officers	6.8(a)

Initial Closing	2.3(a)

Initial Closing Date	2.3(a)

Initial Effective Time	2.3(b)

IRS	4.13(b)

Leased Real Property	4.15(b)

Lucky Delaware	6.17

LYONs	5.5(a)

Material Contract	4.10(a)

Materials of Environmental Concern	4.18(c)

Mergers	Recitals

Multiemployer Plan	4.13(a)

Term	Section
New Diamond	Preamble

New Diamond Merger Sub	Preamble

New Diamond Shares	3.1(a)

Objection	6.6(d)

Owned Real Property	4.15(a)

Parent	Preamble

Parent Balance Sheet Date	5.7

Parent Board of Directors	Recitals

Parent Board Recommendation	6.2(b)

Parent Disclosure Letter	Article V

Parent Form 10-K	Article V

Parent Plan	6.13(d)

Parent Rights Plan	5.5(a)

Parent SEC Reports	5.6(a)

Parent Shares	5.5(a)

Parent Stockholders Meeting	6.2(b)

Parent Termination Fee	8.2(c)

Paying Agent	3.6(a)

PBGC	4.13(b)

Pledge Agreement	6.6(h)

Proxy Statement/Prospectus	6.3(a)

Real Property Lease	4.15(b)

Regulatory Termination Fee	8.2(d)

Remarketing Agreement	6.6(h)

Representatives	6.5(a)

Requisite Company Stockholder Vote	4.2(a)

Requisite Parent Stockholder Vote	5.2(a)

Rights Plan	4.5(a)

SEC	4.7(a)

Separate Balance Sheet Data	4.7(b)

Separate Operations Data	4.7(b)

Term	Section
Separation Agreement	Recitals

Share Issuance	5.2(a)

Standalone Drug Sale Agreement	Recitals

Superior Proposal	6.5(a)

Surviving Corporation	2.2

Termination Date	8.1(c)

Third Party Use and Occupancy Agreement	4.15(c)

Withdrawal Liability	4.13(d)

ARTICLE II

MERGERS

SECTION 2.1 The Diamond Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Initial Effective Time (as defined below), New Diamond Merger Sub shall be merged with and into the Company. As a result of the Diamond Merger, the separate corporate existence of New Diamond Merger Sub shall cease and the Company shall continue as the surviving corporation in the Diamond Merger and as a wholly owned subsidiary of New Diamond.

SECTION 2.2 The Emerald Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Acquisition Sub shall be merged with and into New Diamond. As a result of the Emerald Merger, the separate corporate existence of Acquisition Sub shall cease and New Diamond shall continue as the surviving corporation in the Emerald Merger (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent.

SECTION 2.3 Closing; Effective Time.

(a) Subject to the provisions of Article VII, the closing of the Diamond Merger (the “Initial Closing”) shall take place at the offices of Jones Day, 222 West 41st Street, New York, New York 10017, at 9:00 a.m. local time, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, as defined below, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place or at such other date or time as Parent and the Company may mutually agree. The date on which the Initial Closing actually occurs is hereinafter referred to as the “Initial Closing Date.”

(b) Subject to the provisions of this Agreement, as soon as practicable after 9:00 a.m. local time on the Initial Closing Date, the parties hereto shall cause the Diamond Merger to be consummated by filing a certificate of merger (the “Diamond Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Diamond Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Diamond Certificate of Merger and as is agreed to by Parent and the Company, being the “Initial Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Diamond Merger.

(c) As soon as practicable after the Initial Effective Time, but in any event before the Effective Time (as defined below), the parties hereto shall effect the Diamond LLC Conversion and then shall effect the other transactions set forth in the Separation Agreement.

(d) Subject to the provisions of Article VII, the closing of the Emerald Merger (the “Closing”) shall take place at the offices of Jones Day, 222 West 41st Street, New York, New York 10017, at 10:00 a.m. local time, on the Initial Closing Date or as promptly as practicable thereafter (and in no case more than two Business Days thereafter), or at such other place or at such other date or time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

(e) Subject to the provisions of this Agreement, as soon as practicable after 10:00 a.m. local time on the Closing Date, the parties hereto shall cause the Emerald Merger to be consummated by filing a certificate of merger (the “Emerald Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Emerald Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Emerald Certificate of Merger and as is agreed to by Parent and New Diamond, being the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Emerald Merger.

SECTION 2.4 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, (i) at the Initial Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and New Diamond Merger Sub shall vest in the Company as the surviving corporation in the Diamond Merger and all debts, liabilities and duties of the Company and New Diamond Merger Sub shall become the debts, liabilities and duties of the Company as the surviving corporation in the Diamond Merger, and (ii) at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of New Diamond and Acquisition Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of New Diamond and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.5 Certificate of Incorporation; By-Laws.

(a) At the Initial Effective Time, (i) the restated certificate of incorporation of the Company, as in effect immediately prior to the Initial Effective Time, shall be amended in its entirety in the form attached hereto as Exhibit A-1 and as so amended shall be the restated certificate of incorporation of the Company, as the surviving corporation in the Diamond Merger, and (ii) the by-laws of the Company shall be amended and restated to read in their entirety in the form attached hereto as Exhibit A-2 and, as so amended, shall be the amended and restated by-laws of the Company until thereafter amended in accordance with their terms, the restated certificate of incorporation of the Company and applicable law.

(b) Immediately prior to the Initial Effective Time, the certificate of incorporation and the by-laws of New Diamond shall be amended and restated to read in their entirety in the form attached hereto as Exhibits B and C, respectively.

(c) At the Effective Time, (i) the amended and restated certificate of incorporation of New Diamond shall be amended so as to read in its entirety in the form annexed hereto as Exhibit D, and, as so amended, shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law, and (ii) the restated by-laws of New Diamond shall be amended so as to read in their entirety in the form annexed hereto as Exhibit E, and, as so amended, shall be the amended and restated by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the amended and restated certificate of incorporation of the Surviving Corporation and applicable Law.

SECTION 2.6 Directors and Officers.

(a) The Company and New Diamond shall take the necessary actions to cause the directors and officers of the Company immediately prior to the Initial Effective Time to be the directors and officers of New Diamond from and after the Initial Effective Time. Immediately prior to the Retained Business Purchase, the directors of the Company shall submit resignations to be effective as of the consummation of the Retained Business Purchase.

(b) Immediately prior to the Effective Time, the directors of New Diamond shall submit their resignations to be effective as of the Effective Time. Parent shall take the necessary actions to cause the directors of Acquisition Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the restated certificate of incorporation and by-laws of the Surviving Corporation.

(c) The officers of New Diamond immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal.

ARTICLE III

EFFECT OF THE MERGERS ON CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

SECTION 3.1 Effect of the Diamond Merger on Capital Stock. At the Initial Effective Time, by virtue of the Diamond Merger and without any action on the part of any party hereto or any holder of any of the following securities:

(a) Each share (or fraction of a share) of Common Stock, par value $1.00 per share, of the Company (the “Company Shares”) issued and outstanding immediately prior to the Initial Effective Time (other than any Company Shares to be canceled pursuant to Section 3.1(b) and any Dissenting Shares (as defined in Section 3.5(b))) shall be converted into the right to receive one (1) fully paid and nonassessable share (or an equal fraction of a share, if applicable) of Common Stock, par value $0.01 per share, of New Diamond (the “New Diamond Shares”).

(b) Each Company Share held in the treasury of the Company immediately prior to the Initial Effective Time shall be canceled without any conversion thereof.

(c) Each New Diamond Share held by the Company immediately prior to the Initial Effective Time shall be canceled.

(d) Each share of common stock of New Diamond Merger Sub issued and outstanding immediately prior to the Initial Effective Time shall be converted into one share of Common Stock of the Company as the surviving corporation of the Diamond Merger.

SECTION 3.2 Effect of the Emerald Merger on Capital Stock. At the Effective Time, by virtue of the Emerald Merger and without any action on the part of Parent, Acquisition Sub, New Diamond or the holders of any of the following securities:

(a) Each New Diamond Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.2(b)) shall be converted into the right to receive the Per Share Merger Consideration from Parent.

(b) Each New Diamond Share held in the treasury of New Diamond, or owned by Parent, the Company, New Diamond or any wholly owned direct or indirect Subsidiary of the Company, Parent or New Diamond, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof and no consideration shall be paid with respect thereto.

(c) Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

SECTION 3.3 Treatment of Options and Other Equity Awards. Prior to the Initial Effective Time, the Company and New Diamond, and the Company Board of Directors and the New Diamond Board of Directors, as applicable, shall take all action necessary, including a resolution of such boards (or a committee thereof), such that:

(a) Each Option that is outstanding and unexercised as of immediately prior to the Initial Effective Time shall be assumed by New Diamond at the Initial Effective Time, and shall continue to have, and be subject to, the same terms and conditions (and shall have the same date of grant) as were applicable under the Stock Plans and any applicable agreements thereunder immediately before the Initial Effective Time, except that each Option will be exercisable for a number of New Diamond Shares equal to the number of Company Shares that were issuable upon exercise of such option immediately prior to the Initial Effective Time. For the avoidance of doubt, the term “Option” after the Initial Effective Time shall mean an option to purchase New Diamond Shares pursuant to any of the Stock Plans, as assumed by New Diamond at the Initial Effective Time.

(b) Each Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, and that is not held by a New Diamond Employee shall be canceled by New Diamond, and the holder of such Option shall receive, in full settlement thereof, an amount of cash (the “Cash-Out Amount”), without interest, equal to the product of (i) the total number of New Diamond Shares subject to such Option multiplied by (ii) the excess, if any, of the sum of (x) (A) the number of Parent Shares represented by the Stock Consideration multiplied by (B) the Average Closing Price plus (y) the Cash Consideration (such sum, the “Cash-Out Price”) over the exercise price per New Diamond Share subject to such Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment; provided, however, that if the holder of such Option is a non-employee director of New Diamond, such holder shall not receive the full Cash-Out Amount in cash, but shall instead receive (x) an amount in cash (rounded to the nearest cent) equal to the product of (1) the Cash-Out Amount multiplied by (2) a fraction (the “Cash Fraction”), the numerator of which is the Cash Consideration and the denominator of which is the sum of (a) the Cash Consideration plus (b) the product of (i) the Stock Consideration multiplied by (ii) the Average Closing Price, and (y) a number of Parent Shares (rounded to the nearest share) equal to a fraction, the numerator of which is the product of (1) the Cash-Out Amount multiplied by (2) (a) 1.0 minus (b) the Cash Fraction, and the denominator of which is the Average Closing Price.

(c) Each Option that is outstanding and unexercised as of immediately prior to the Effective Time and that is held by a New Diamond Employee (whether or not vested or exercisable) shall be assumed by Parent at the Effective Time. To the extent permitted under the Stock Plans, all such outstanding Options shall accelerate and become immediately exercisable in connection with the Mergers in accordance with the terms of the Stock Plans and any applicable agreements thereunder. Except for the acceleration of the Options in accordance with the terms of the Stock Plans and any applicable agreements thereunder, at the Effective Time, each Option so assumed by Parent under this Agreement (an “Adjusted Option”) shall continue to have, and be subject to, the same terms and conditions as were applicable under the Stock Plans and any applicable agreements thereunder immediately before the Initial Effective Time, except that (i) each Adjusted Option will be exercisable for that number of Parent Shares (rounded up or down to the nearest share, and rounded up in the case of half a share) equal to the product of (x) the number of New Diamond Shares that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by (y) the sum of (A) the Stock Consideration, plus (B) (1) the Cash Consideration divided by (2) the Average Closing Price, and (ii) the per share exercise price for the Parent Shares issuable upon exercise of such Adjusted Option will be equal to the quotient (rounded up or down to the nearest cent) determined by dividing (x) the per share exercise price of such Option immediately prior to the Effective Time by (y) the sum of (A) the Stock Consideration plus (B) (1) the Cash Consideration, divided by (2) the Average Closing Price. The date of grant of each Adjusted Option will be the date on which the corresponding Option was granted. In the event that the holder of an Adjusted Option would be precluded by applicable securities laws from disposing of Parent Shares acquired upon exercise of such option during the 60-day period beginning on the Closing Date, Parent will (to the extent permitted by applicable Law) make available a “cashless exercise” opportunity to such holder during such period unless such cashless exercise would result in an accounting impact for Parent that is both adverse to Parent and likely to continue beyond the 60-day period beginning on the Closing Date.

(d) Each Stock Unit that is outstanding as of immediately prior to the Initial Effective Time shall be assumed by New Diamond at the Initial Effective Time, and shall continue to have, and be subject to, the same terms and conditions as were applicable immediately before the Initial Effective Time, except that each Stock Unit will become a right to receive a number of New Diamond Shares equal to the number of Company Shares that would be received for such Stock Unit immediately prior to the Initial Effective Time. Each Stock Unit that is outstanding as of immediately prior to the Effective Time (other than Stock Units granted pursuant to the exception provided in Section 6.1 of the Company Disclosure Letter), whether or not vested, will, as of the Effective Time, entitle the holder thereof to receive the Per Share Merger Consideration and shall continue to have, and be subject to, the same terms and conditions as were applicable immediately before the Effective Time, provided that each holder of a Stock Unit that is outstanding as of immediately prior to the Effective Time, whether or not vested, may elect, prior to the Effective Time, to receive payment of such Stock Unit upon the earlier of (1) the existing payment date under the current terms of the Stock Units (subject to any change in the existing payment date that is required to comply with Section 409A of the Code) or (2) the later of (x) the Effective Time or (y) January 1, 2007. The Company may adopt such amendments to the Stock Units as it deems necessary or appropriate to effectuate the transactions contemplated hereby.

(e) Prior to the Initial Effective Time, the Company shall use its reasonable best efforts to take or cause to be taken all actions necessary to effectuate the foregoing treatment in this Section 3.3 to the extent such treatment is not expressly provided for by the terms of the applicable equity compensation plans and related award agreements. All payments under this Section 3.3 shall be made no later than five (5) Business Days following the Closing Date.

(f) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon exercise of Adjusted Options pursuant to the terms set forth in Section 3.3(c). As soon as practicable following the Effective Time, Parent shall cause the Parent Shares subject to the Adjusted Options to be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as any Adjusted Options remain outstanding. In addition, Parent shall use its reasonable best efforts to cause the Parent Shares subject to the Adjusted Options to be listed on the NYSE.

(g) The parties will make good faith efforts to make equitable adjustments if necessary to ensure that the provisions of this Section 3.3 comply with Section 409A of the Code.

SECTION 3.4 Adjustment of Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, (a) between the date of this Agreement and the Closing Date, the issued and outstanding Company Shares (prior to the Initial Effective Time) or New Diamond Shares (after the Initial Effective Time), or the issued and outstanding Parent Shares, shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend (other than dividend equivalents paid to members of the Company Board of Directors under the terms of Stock Units outstanding on the date hereof), reclassification, or redenomination, or (b) at the Initial Effective Time, the Company’s representation and warranties in Section 4.5 (Capitalization of the Company) or Parent’s

representations and warranties in Section 5.5 (Capitalization) are not true in any non-de minimis respect relating to the number of fully diluted shares outstanding, then the Per Share Merger Consideration, the Cash-Out Price and any other dependent items (1) shall be appropriately adjusted, in the case of (a) above, to provide to the holders of New Diamond Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration, the Cash-Out Price or other dependent item, subject to further adjustment in accordance with this sentence, and/or (2) shall be appropriately adjusted, in the case of (b) above, to provide to New Diamond and Parent and their respective stockholders the same economic effect as contemplated by this Agreement assuming such representations and warranties are true and correct in all such respects as written and as so adjusted shall be the Per Share Merger Consideration, the Cash-Out Price or other dependent item, subject to further adjustment in accordance with this sentence.

SECTION 3.5 Dissenting Shares.

(a) No appraisal rights shall be available to holders of New Diamond Shares in connection with the Emerald Merger.

(b) In the event the Charter Amendment is approved and the Effective Time occurs, Company Shares that are issued and outstanding immediately prior to the Initial Effective Time and which are held by holders of Company Shares who have not voted in favor of or consented to the adoption of this Agreement and who have properly taken the steps required in order to demand and perfect their rights to appraisal in connection with the Diamond Merger, in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive New Diamond shares in accordance with Section 3.1(a), and the holders thereof instead shall be entitled to only such rights as are granted by Section 262 of the DGCL and the restated certificate of incorporation of the Company; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Company Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Initial Effective Time, into New Diamond Shares in accordance with Section 3.1(a) (which New Diamond Shares shall be converted into the Per Share Merger Consideration in the Emerald Merger in accordance with Section 3.2(a)). In the event the Charter Amendment is not approved or the Effective Time does not occur, no appraisal rights shall be available to holders of Company Shares in connection with the Diamond Merger.

(c) Company shall give Parent (i) prompt notice of any notice received by Company of the intent of any holder of Company Shares to demand the fair value of any Company Shares in the Diamond Merger, any written demand for appraisal, any withdrawals thereof and any instruments served pursuant to Section 262 of the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

(d) The parties shall cooperate to take any reasonable steps requested by another party that may be necessary to (i) provide appraisal rights to holders of Company Shares as contemplated by Section 3.5(b), and (ii) ensure that no appraisal rights are available in connection with the Emerald Merger.

SECTION 3.6 Payment and Exchange of Certificates.

(a) Following the date of this Agreement and in any event not less than three Business Days prior to the mailing of the Proxy Statement/Prospectus to the stockholders of the Company, Parent or Acquisition Sub shall designate a bank or trust company reasonably acceptable to the Company to act as Paying Agent in connection with the Mergers (the “Paying Agent”). At or prior to the Effective Time, Parent will cause to be deposited in trust with the Paying Agent the aggregate consideration to which stockholders of the Company are contemplated to become entitled under this Article III. Until used for that purpose, the portion of such aggregate consideration consisting of cash shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation; provided that no such investment or losses thereon shall affect the Per Share Merger Consideration payable to former stockholders of New Diamond, and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the former stockholders of New Diamond in the amount of any shortfall in funds payable to the former stockholders of New Diamond pursuant to this Article III.

(b) From and after the Initial Effective Time, (i) each stock certificate which immediately prior to the Initial Effective Time represented Company Shares (other than Dissenting Shares) shall be deemed to represent an equal number of New Diamond Shares (each such stock certificate, a “Certificate”), and (ii) each holder of record of Company Shares (other than Dissenting Shares) immediately prior to the Initial Effective Time shall be deemed to be a holder of record of the same number of New Diamond Shares.

(c) Promptly after the Effective Time (and in any event within two Business Days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of New Diamond Shares immediately prior to the Effective Time, whose New Diamond Shares were converted pursuant to this Article III into the right to receive the Per Share Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of Certificates in order to receive payment of the Per Share Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Share Merger Consideration. When the Paying Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent shall deliver to the holder of the New Diamond Shares represented by the Certificate, or as otherwise directed in the letter of transmittal, (A) a cash amount in immediately available funds equal to the aggregate Cash Consideration into which all of the New Diamond Shares represented by such Certificate shall have been converted pursuant to the Emerald Merger, (B) a certificate representing that number of whole Parent Shares into which the New Diamond Shares represented by such Certificate shall have been converted pursuant to the Emerald Merger, (C) any cash in lieu of a fractional Parent Share to which such holder shall be entitled pursuant to Section 3.6(h), and (D) any dividends or other distributions to which such holder shall be entitled pursuant to Section 3.6(i). Any payment hereunder shall be less any required Tax withholdings in accordance with Section 3.6(d) below, and the Certificate shall be canceled. No interest shall be paid or accrued on the Per Share Merger Consideration payable upon the surrender of Certificates. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the Tax has been paid or is not applicable. After the Effective Time, a Certificate shall represent only the right to receive the Per Share Merger Consideration in respect of the New Diamond Shares represented by such Certificate, without any interest thereon.

(d) The Paying Agent may withhold from the sum payable to any Person as a result of the Emerald Merger, and pay to the appropriate Taxing Authorities, any amounts that the Paying Agent or the Surviving Corporation may be required (or may reasonably believe it is required) to withhold under the Code, or any provision of state, local or foreign Tax Law. Any sum that is withheld and paid to a Taxing Authority as permitted by this Section will be deemed to have been paid to the Person from whom it is withheld.

(e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the reasonable replacement requirements established by the Paying Agent, the Paying Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration payable in respect of the New Diamond Shares represented by the Certificate pursuant to this Article III.

(f) At any time which is more than 180 days after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds and shares which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article III (including interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds and shares have been delivered to Parent, Persons entitled to payment in accordance with this Article III shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar Laws) for payment of the Per Share Merger Consideration upon surrender of the Certificates held by them, without any interest thereon. Any Per Share Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any Person entitled to payment under this Article III for any consideration which is properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) At the Effective Time, the stock transfer books of New Diamond shall be closed and thereafter there shall be no further registration of transfers of New Diamond Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the Per Share Merger Consideration in respect of the New Diamond Shares represented thereby.

(h) No certificates or scrip representing fractional Parent Shares will be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of New Diamond Shares converted pursuant to the Emerald Merger who would otherwise be entitled to receive a fraction of a Parent Share (after taking into account all New Diamond Shares held at the Effective Time by such holder) shall receive, in lieu thereof and in accordance with Section 3.6(i), an amount in cash (without interest), rounded to the nearest cent, equal to the product obtained by multiplying (i) the fractional share interest to which such former holder would otherwise be entitled by (ii) the Average Closing Price.

(i) No cash payment in lieu of fractional shares and no dividends or other distributions with respect to Parent Shares with a record date after the Effective Time will be paid to any holder of an unsurrendered Certificate until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable escheat or similar Laws, following the surrender of any such Certificate in accordance herewith, there will be paid to the holder of the New Diamond Shares represented by such Certificate or as otherwise directed by the related letter of transmittal, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Parent Share to which such holder is entitled pursuant to Section 3.6(h) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to whole Parent Shares to which such holder is entitled pursuant to Section 3.6(c), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Parent Shares. Pending such payment, all such amounts shall be deposited by Parent, as promptly as practicable, with the Paying Agent, to be held in trust by the Paying Agent for the benefit of the applicable holders of unsurrendered Certificates.

(j) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole Parent Shares the holder of such Certificates would be entitled to receive in the Emerald Merger, regardless of whether such holders have exchanged their Certificates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, NEW DIAMOND,

AND NEW DIAMOND MERGER SUB

Except as set forth in the corresponding sections of the disclosure letter (subject to the provisions of Section 9.2) delivered by the Company to Parent on or prior to the execution of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Form 10-K of the

Company for the fiscal period ended February 3, 2005, as amended through the date hereof (as amended, the “Company Form 10-K”), the Proxy Statement for the Company’s 2005 Annual Meeting of Shareholders, and the Form 10-Qs and Form 8-Ks filed or furnished from the date of the filing of the Company Form 10-K to the date of this Agreement (and any amendments to any such filings which amendments are filed with the SEC prior to the date hereof) to the extent such qualifications are reasonably apparent (and which in no event shall include risk factors or other factors identified in general cautionary statements regarding reliance on forward looking statements in either case included in the Company SEC Reports); and provided that in this Article IV, except for this sentence and the representations and warranties contained in Section 4.1 (Organization), Section 4.2(a) and (c) (Authority; Enforceability), Section 4.5 (Capitalization of the Company), Section 4.7 (SEC Reports; Financial Information), Section 4.10(a)(iv), (x) and (xi) (Contracts), Section 4.13 (Employee Compensation and Benefit Plans; ERISA), Section 4.14 (Labor Matters), Section 4.19 (Tax) and Section 4.20 (Insurance), all references to the “Company” or to the “Company Subsidiaries” shall (1) prior to the Separation, be deemed to refer to the Company or to the Company Subsidiaries, as applicable, in relation to the New Diamond Business, and (2) following the Separation, be deemed to refer to New Diamond or to its Subsidiaries, as applicable, in relation to the New Diamond Business; the Company hereby represents and warrants to Parent and Acquisition Sub that:

SECTION 4.1 Organization.

(a) Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation or other entity in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the certificate of incorporation and by-laws of the Company and of the certificate of incorporation and the by-laws or the equivalent organizational documents of each of the Material Company Subsidiaries as currently in effect have been made available to Parent and, as so made available, are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or such Material Company Subsidiaries.

(b) New Diamond is a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of the Company. It was formed solely for the purpose of engaging in the Transactions and, prior to the Initial Effective Time, has engaged in no business activities and has conducted no operations.

(c) New Diamond Merger Sub is a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of New Diamond. It was formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Initial Effective Time, has engaged in no business activities and has conducted no operations.

SECTION 4.2 Authority; Enforceability.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary pursuant to its governing documents or the DGCL to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Diamond Merger, the adoption of this Agreement and the Charter Amendment by the holders of a majority of the outstanding Company Shares) (the “Requisite Company Stockholder Vote”)). The Company Board of Directors has (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the terms of this Agreement are fair to and in the best interests of the Company and its stockholders, and (iii) declared the advisability of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b) Attached as Exhibit G hereto is a true and correct copy of the Standalone Drug Sale Agreement. The Company has all requisite power and authority to enter into the Standalone Drug Sale Agreement and consummate the Standalone Drug Sale, and such agreement has been duly and validly executed by the Company and, to the Company’s Knowledge (without any inquiry by any officers of the Company), any other party thereto, and constitutes the valid and binding obligation of the Company and, to the Company’s Knowledge (without any inquiry by any officers of the Company), each party thereto, enforceable against such party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) Attached as Exhibit F hereto is a true and correct copy of the Separation Agreement. The Company has all requisite power and authority to enter into the Separation Agreement and consummate the transactions contemplated thereby, and such agreement has been duly and validly executed by the Company and, to the Company’s Knowledge (without any inquiry by any officers of the Company), any other party thereto, and constitutes the valid and binding obligation of the Company and, to the Company’s Knowledge (without any inquiry by any officers of the Company), each party thereto, enforceable against such party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d) Each of New Diamond and New Diamond Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by New Diamond and New Diamond Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of New Diamond and New Diamond Merger Sub, and no other corporate proceedings on the part of New Diamond or New Diamond Merger Sub are necessary pursuant to their governing documents or the DGCL to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Diamond Merger, the adoption of this Agreement by New Diamond as the sole stockholder of New Diamond Merger Sub and, with respect to the Emerald Merger, the adoption of this Agreement by the Company as the sole stockholder of New Diamond). The Company has caused the directors of each of New Diamond and New Diamond Merger Sub to approve and declare advisable, and such directors have approved and declared advisable, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by New Diamond and New Diamond Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of each of New Diamond and New Diamond Merger Sub enforceable against New Diamond and New Diamond Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.3 Non-Contravention. The execution, delivery and performance of the Transaction Agreements by each of the Company, New Diamond, and New Diamond Merger Sub does not and will not (a) conflict with or violate its respective organizational documents, (b) conflict with or violate the organizational documents of any Company Subsidiary, (c) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to the Company or any of the Company Subsidiaries or by which its or any of their respective properties are bound, or (d) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, recapture, amendment or acceleration of, or performance under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (which, in any case, is not a contract, agreement or other arrangement pursuant to which the Company or any Company Subsidiary leases real property, including the Real Property Leases) to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or its or any of their respective properties are bound, except in the case of clauses (b), (c) and (d) of this Section 4.3, for any such conflict, violation, breach, default, loss, right or other occurrence which would not (i) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect, or (ii) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.4 Governmental Consents. The execution, delivery and performance of the Transaction Agreements by the Company, New Diamond, and New Diamond Merger Sub and the consummation of the Transactions does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Securities Act and the Exchange Act, (c) state securities, takeover and “blue sky” Laws, (d) the rules and regulations of the NYSE or the PCX, (e) the DGCL, (f) the applicable requirements of antitrust or other competition Laws of other jurisdictions or investment Laws relating to foreign ownership, and (g) any other consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not (i) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect, or (ii) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.5 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 1,200,000,000 Company Shares and 10,000,000 shares of preferred stock. As of the close of business on January 19, 2006 (the “Capitalization Date”), (i) 368,970,767 Company Shares were issued and outstanding, (ii) no Company Shares were held in the treasury of the Company or by Company Subsidiaries, (iii) 49,868,600 Company Shares were reserved for issuance upon or otherwise deliverable in connection with the conversion of the Company’s 7.25% Hybrid Income Term Security Units (“HITS”), (iv) 62,300,123 Company Shares were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards (including Stock Units) or the exercise of outstanding Options issued pursuant to the Company Plans and (v) no shares of preferred stock were outstanding. Section 4.5 of the Company Disclosure Letter sets forth, as of the date specified thereon, a complete and accurate list of the Options granted under each Stock Plan and the exercise price of each such Option and the number of underlying Shares. As of the Capitalization Date, the Company had outstanding (1) Options to purchase 35,840,443 Company Shares, (2) 6,051,892 Company Shares underlying Stock Units, and (3) 46,000,000 HITS obligating the holders thereof to purchase Company Shares in accordance with the terms thereof. From the close of business on the Capitalization Date until the date of this Agreement, no Company Shares, Options, Stock Units or HITS have been granted or issued except for Company Shares issued pursuant to the exercise of Options, the settlement of Stock Units (and dividend equivalents thereon) or the settlement of HITS in accordance with their present terms. All of the outstanding securities of the Company are duly authorized and validly issued, and, to the extent such concepts are applicable thereto, fully paid and nonassessable. Except for the Rights Agreement, dated as of December 9, 1996, between the Company and American Stock Transfer & Trust Company, as successor to ChaseMellon Shareholder Services, LLC, as subsequently amended on August 2, 1998, March 16, 1999 and September 26, 2003 (as so amended, the “Rights Plan”) and the Rights (as defined in the Rights Plan) and except as set forth above, there are no outstanding shares, options, warrants, calls, stock appreciation rights, or other Equity Interests, rights or commitments or any other agreements of any character relating to dividend rights or to the sale, issuance or voting of, or the granting of rights to acquire, any shares of capital stock or securities of the Company, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or securities of the Company.

(b) Except as set forth in Section 4.5(a), (i) there are no preemptive rights of any kind which obligate the Company or any Company Subsidiary to issue or deliver any shares of capital stock or securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any Company Subsidiary, any shares of capital stock or securities of the Company, and (ii) there is no agreement, contract, commitment or arrangement pursuant to which the Company or any Company Subsidiary is or may become obligated to repurchase or redeem any shares of capital stock or securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for any shares of capital stock or securities of the Company. Except for the HITS, neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable, exercisable or can be settled for or into securities having the right to vote) with the stockholders of the Company on any matter.

(c) As of the date hereof, the authorized capital stock of New Diamond consists of 1,000 New Diamond Shares. Immediately prior to the Initial Effective Time, the certificate of incorporation of New Diamond will be amended to provide that the authorized capital stock of New Diamond will consist of 1,200,000,000 New Diamond Shares. As of the date hereof, 100 New Diamond Shares are issued and outstanding, all of which New Diamond Shares have been issued to and are held by the Company. Except for the New Diamond Shares, there are no securities of New Diamond authorized, issued or outstanding.

(d) The authorized capital stock of New Diamond Merger Sub consists of 1,000 shares of Common Stock, 100 of which shares have been issued to and are held by New Diamond. Except for such shares of Common Stock, there are no securities of New Diamond Merger Sub authorized, issued or outstanding.

SECTION 4.6 Company Subsidiaries. All of the outstanding Equity Interests, as applicable, of each Company Subsidiary are validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of any Encumbrances. There are no outstanding options, warrants, calls, stock appreciation rights, or other rights or commitments or any other agreements of any character (other than agreements between the Company and any Company Subsidiary) relating to the sale, issuance or voting of, or the granting of rights to acquire any Equity Interests of any such Company Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any Equity Interests of any such Company Subsidiary. Section 4.6 of the Company Disclosure Letter sets forth each Company Subsidiary. No Subsidiary of the Company owns any stock, or any option or other instrument convertible into or calculated by reference to any stock, in the Company or any HITS.

SECTION 4.7 SEC Reports; Financial Information.

(a) The Company has timely filed or furnished, as applicable, all forms, reports, statements, certifications and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it with the Securities and Exchange Commission (“SEC”) since January 1, 2003 (collectively, with any amendments thereto, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Company SEC Reports contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of (i) the consolidated balance sheets included in the Company SEC Reports (including the related notes and schedules) was prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly presents, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and (ii) the related consolidated statements of earnings, cash flows and stockholders’ equity included in the Company SEC Reports (including the related notes and schedules) were prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly present, in all material respects, the results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated (subject, in the case of each of clause (i) and (ii), to normal and/or recurring year-end adjustments and the absence of full footnote disclosure in the case of unaudited financial statements).

(b) Attached hereto are (i) unaudited selected results of operations data for each of the New Diamond Business, the Standalone Drug Business and the Retained Business for the 52 weeks ended January 29, 2004, the 53 weeks ended February 3, 2005 and the 39 weeks ended November 3, 2005 (collectively, the “Separate Operations Data,” attached hereto as Exhibit H) and (ii) unaudited selected balance sheet data for the Company and each of the Company’s operating regions as of February 3, 2005 (the “Separate Balance Sheet Data,” attached hereto as Exhibit I). The Separate Operations Data and the Separate Balance Sheet Data have been compiled from source books, records and financial reports of the Company and its Subsidiaries. Such source books, records and financial reports were prepared by the Company in the ordinary course of its business, are accurate in all material respects and were subject to the Company’s internal controls. The allocations of the Separate Operations Data among the New Diamond Business, the Standalone Drug Business and the Retained Business are consistent with Section 4.7(b)(i) of the Company Disclosure Letter and the allocations of the Separate Balance Sheet Data are allocated in the manner described in Section 4.7(b)(ii) of the Company Disclosure Letter. The Separate Balance Sheet Data and the Separate Operations Data reconcile to the Company’s historical financial statements filed with the SEC and, in the Company’s opinion, present fairly, in all material respects, the information presented in the Separate Balance Sheet Data and the Separate Operations Data, respectively. Subject to the changes in accounting principles and methodologies effected by the Company as described in the Company SEC Reports, the accounting principles and methodologies used in the preparation of the Separate Operations Data were applied on a consistent basis, in all material respects, for each of the periods presented therein.

(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) has disclosed and reported, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has heretofore furnished to Parent complete and correct copies of the Company’s final report to the audit committee of the Company Board of Directors for fiscal 2004 and all subsequent regular quarterly updates, in each case in respect of the matters described in clause (ii) of the immediately preceding sentence.

(d) Except for matters resolved prior to the date hereof, since January 1, 2003, (i) to the Knowledge of the Company neither the Company nor any Company Subsidiary nor any director, officer, employee, auditor, accountant or representative of the Company or of any Company Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to the General Counsel or Chief Executive Officer of the Company.

SECTION 4.8 No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities, claims or indebtedness of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether due or to become due, in each case, that are required by GAAP to be accrued, reserved against, or disclosed in a consolidated balance sheet or the notes thereto, except liabilities that (i) are accrued or reserved against in the financial statements included in the Company Form 10-K or Quarterly Report on Form 10-Q most recently filed prior to the date hereof or are disclosed in the notes thereto, (ii) were incurred in the ordinary course of business and consistent with past practice since the date of the most recent balance sheet included in the most recent quarterly report on Form 10-Q filed by the Company with the SEC prior to the date of this Agreement (the “Company Balance Sheet Date”) and would not reasonably be expected to have, individually or in the aggregate, (A) a Company Material Adverse Effect or (B) a Material Adverse Effect as that term is defined in the Standalone Drug Sale Agreement, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice or (v) were incurred outside the ordinary course of business since the Company Balance Sheet Date, but which are, and would reasonably be expected to be, individually or in the aggregate, immaterial in amount or nature.

SECTION 4.9 Absence of Certain Changes or Events. Since the Company Balance Sheet Date, except as expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course in all material respects consistent with past practice, and, since such date, there has not been any change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.9 of the Company Disclosure Letter, since the Company Balance Sheet Date to the date hereof, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Sections 6.1(a)(i), (ii), (iv)(B), (v)(A), (v)(B), (v)(C), (v)(D) (other than any Real Property Leases), (viii) or (xi) hereof.

SECTION 4.10 Contracts.

(a) As of the date hereof, none of the Company nor any Company Subsidiary is a party to or bound by any: (i) contract (other than this Agreement) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) except as contemplated by this Agreement, contract containing covenants of the Company or any Company Subsidiary not to compete in any line of business, industry or geographical area (in each case, other than agreements with respect to real property) in any manner that is material to the Company and the Company Subsidiaries, taken as a whole; (iii) contract which creates a partnership or joint venture or similar arrangement that is material to the Company and the Company Subsidiaries, taken as a whole; (iv) contract (other than purchase orders) for the purchase of merchandise for resale with the Company’s top ten suppliers of merchandise for resale (measured by dollar volume during the fiscal year ended February 3, 2005), or requirements or output contract or any contract containing an exclusive arrangement or agreement with a Company supplier under which, in each case, the Company and the Company Subsidiaries have made or reasonably expect to make $20,000,000 of payments in any 12 month period; (v) indenture, credit agreement, loan agreement, security agreement, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness, or capital lease or sublease of real or personal property (including synthetic leases and similar financing arrangements), in excess of $25,000,000; (vi) contract (other than the Transaction Agreements and the Standalone Drug Sale Agreement) for the sale of any of its assets after the date hereof in excess of $35,000,000 (other than in the ordinary course of business consistent with past practice); (vii) collective bargaining or employee association agreement covering in excess of 50 employees; (viii) except for HITS, contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Company Subsidiary would be required to purchase or sell, as applicable, any Equity Interests of any Person (other than a Company Subsidiary); (ix) settlement or conciliation agreement or similar agreement with a Governmental Authority or order or consent of a Governmental Authority to which the Company or any of the Company Subsidiaries is a party involving future performance by the Company or any Company Subsidiary which is material to the Company and Company Subsidiaries taken as a whole; (x) distribution, supply, inventory purchase or private label products purchase contract under which the Company and the Company Subsidiaries are obligated to make payments in the future in excess of $10,000,000 per annum during the life of the contract and which is not cancelable (without material penalty, cost or other liability) within one year; and (xi) other contract (other than the Transaction Agreements, the Standalone Drug Sale Agreement, purchase orders for the purchase of inventory or supplies or agreements with respect to real property made in the ordinary course of business consistent with past practice) under which the Company and the Company Subsidiaries have made payments in the past 12 months or are obligated to make payments in the future in excess of (A) $5,000,000 per annum or $10,000,000 during the life of the contract in the case of licenses or contracts for the provision of agency, advisory or consulting services, and (B) $20,000,000 per annum or $50,000,000 during the life of the contract in the case of any other contracts. Each such contract described in clauses (i)-(xi), together with any contract of the type described in clauses (i)-(xi) above and entered into on or after the date hereof and prior to the Closing Date, is referred to herein as a “Material Contract.”

(b) (i) Neither the Company nor any Company Subsidiary is (and, to the Company’s Knowledge, no other party is) in default under any Material Contract in any material respect, (ii) each of the Material Contracts is, in all material respects, in full force and effect, and is the valid, binding and enforceable obligation of the Company and the Company Subsidiaries, and to the Company’s Knowledge, of the other parties thereto, and (iii) the Company and the Company Subsidiaries have performed all respective material obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder. The Company has made available to Parent true and complete copies of each Material Contract, including all material amendments thereto, except to the extent such disclosure would violate the confidentiality provisions of such Material Contract.

(c) Section 4.10(c) of the Company Disclosure Letter is a complete and correct list of all distribution, supply, inventory purchase or private label products purchase contracts under which the Company has received any advance of money in excess of $10,000,000 (including advances characterized as advance payments, inducements, incentives, rebates, fees or promotional funds) subject to repayment, in whole or in part, for reasons relating to purchase volume (including minimum volume requirements, minimum number of participating stores, or repayment for early cancellation) (such contracts, “Advance Contracts”). The consummation of the Transactions and the Standalone Drug Sale will not cause any advances under the Advance Contracts to be repayable within one year of the Closing Date (the “First Operating Year”), assuming the Company’s and its Subsidiaries’ business consisted only of the New Diamond Business and generated a sales volume during the course of the First Operating Year that is consistent with the sales volume of the New Diamond Business over that past year.

SECTION 4.11 Compliance with Law and Reporting Requirements.

(a) The Company and the Company Subsidiaries are not (and have not been since the Company Balance Sheet Date) in material violation of any Law, and have not received any written notice of any material violation of Law. The Company and the Company Subsidiaries have, and are (and have been since the Company Balance Sheet Date) in compliance with, all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Authorities required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of, or the non-compliance with which, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the Company Subsidiaries is, or has at any time since January 1, 2003 been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

SECTION 4.12 Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or, to the Knowledge of the Company, any officer, director or employee of the Company or any Company Subsidiary in such capacity, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party or subject to or in default under any material Governmental Order.

SECTION 4.13 Employee Compensation and Benefit Plans; ERISA.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a correct and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA but excluding any plan that is a “multiemployer plan,” as defined in

Section 3(37) of ERISA (“Multiemployer Plan”)) and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy contributed to, sponsored or maintained by or with respect to which the Company or any Company Subsidiary has any liability (contingent or otherwise) as of the date hereof for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any Company Subsidiary (collectively, the “Company Employees”; such plans, programs, policies, agreements and arrangements, collectively, being the “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to the Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (“IRS”), (iii) any current summary plan description or employee handbook, (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, if any, and (v) copies of any correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation (the “PBGC”) or Department of Labor (or any agency thereof) relating to any material compliance issues with respect to any Company Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, each Company Plan has been established and is being administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other Laws.

(d) With respect to any Multiemployer Plan with respect to which the Company or any Company Subsidiary has any liability or contributes (or has at any time contributed) or has an obligation to make a contribution, (i) neither the Company nor any Company Subsidiary has incurred any withdrawal liability under Subtitle E of Title IV of ERISA (“Withdrawal Liability”) that remains unsatisfied as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) neither the Company nor any Company Subsidiary has received any notification, nor has any reason to believe, that any such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or prior to the Effective Time is reasonably likely to be in reorganization, to be insolvent, or to be terminated.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has incurred any liability under Subtitle C or D of Title IV of ERISA that has not been satisfied in full, and (ii) no condition exists that presents a risk to the Company or any Company Subsidiary of incurring any such liability other than liability for premiums due the PBGC. With respect to each Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) the fair market value of the assets of such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested), (C) since January 1, 2003, no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event, (D) all premiums to the PBGC have been timely paid in full, and (E) the PBGC has not instituted proceedings to terminate any such plan and, to the Company’s Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan and the Company has not received any notice from the PBGC regarding the Transactions and/or the funded status of any Company Plan subject to Title IV of ERISA.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect from the IRS and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

(h) The Company and the Company Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and there has been no communication to current or former employees of the Company and Company Subsidiaries which could reasonably be interpreted to promise or guarantee such individuals or their dependents retiree health or life insurance or other retiree death benefits on a permanent basis.

(i) All Company Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

SECTION 4.14 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of or affecting the Company or a Company Subsidiary and, to the Knowledge of the Company, no such investigation is in progress. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no (and have not since June 30, 2003 been any) labor disputes, strikes, organizing activities or work stoppages against the Company or Company Subsidiaries pending, or to the Knowledge of the Company, threatened. No labor organization or group of 50 or more employees of the Company or any Company Subsidiary has made a pending formal demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought. The Company and each of the Company Subsidiaries is in compliance with all collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

SECTION 4.15 Properties.

(a) Section 4.15(a) of the Company Disclosure Letter contains a true and complete list of all real property owned by the Company or any Company Subsidiary (other than immaterial real property that is not currently used (or currently identified for future use) in connection with the operation of a grocery store, drug store and/or distribution center) (each, an “Owned Real Property,” and collectively, the “Owned Real Properties”).

(b) Section 4.15(b) of the Company Disclosure Letter contains a true and complete list of all real property leased or subleased (whether as tenant or subtenant) by the Company or any Company Subsidiary (other than immaterial real property that is not currently used (or currently identified for future use) in connection with the operation of a grocery store, drug store and/or distribution center) (each, including the improvements thereon, a “Leased Real Property,” and collectively, the “Leased Real Properties”). With respect to the Leased Real Properties and the Real Property Leases (as defined below), there are no non-disturbance agreements and declarations of covenants, restrictions, reciprocal and/or operating easements, development agreements, or agreements with municipal authorities with respect to zoning or planning, including amendments relating thereto, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Substantially accurate (to the Company’s Knowledge) summaries prepared in the ordinary course of business of the principal economic terms of each of the leases pursuant to which the Company leases (as a lessee) real property for the operation of a grocery or drug store, distribution center, or other material operation center, as such leases have been amended to date (each lease, including all amendments thereto, a “Real Property Lease”) have been made available to Parent.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good and marketable fee simple title to all Owned Real Properties and valid leasehold estates in all Leased Real Properties free and clear of all Encumbrances. The Company or one of the Company Subsidiaries has exclusive use and possession of each Leased Real Property and Owned Real Property, other than any use or occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business (each agreement, including all amendments thereto, a “Third Party Use and Occupancy Agreement”), none of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Real Property Lease and each Third Party Use and Occupancy Agreement is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Real Property Lease or any Third Party Use and Occupancy Agreement either by the Company or the Company Subsidiaries party thereto or, to the Company’s Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or the Company Subsidiaries thereunder.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Company’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither the Company nor the Company Subsidiaries have received any written notice of the intention of any Governmental Authority or other Person to take any Owned Real Property or Leased Real Property.

SECTION 4.16 Tangible Personal Property. Other than with respect to the Owned Real Properties and the Leased Real Properties and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good, valid and indefeasible title to or, in the case of leased assets, a valid, binding and enforceable leasehold interest in, all tangible assets reflected on the most recent consolidated balance sheet included in Company SEC Reports filed prior to the date hereof as being owned by the Company or one of the Company Subsidiaries or purchased or acquired by the Company or a Company Subsidiary after the date of such most recent balance sheet, in each case free and clear of any Encumbrance other than Permitted Encumbrances.

SECTION 4.17 Intellectual Property; IT Systems.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own all right, title, and interest in, or have the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances, all Intellectual Property required to operate their respective businesses as presently conducted (the “Company Intellectual Property”), (ii) Section 4.17 of the Company Disclosure Letter lists all registrations and applications for Intellectual Property owned by the Company and/or any of the Company Subsidiaries and material to the Company’s business, and (iii) as of the date hereof, (x) neither the Company nor any Company

Subsidiary has received any written notice of any actual or threatened Actions alleging a violation, misappropriation or infringement of the Intellectual Property of any other Person, except for any of the foregoing that have since been resolved, (y) to the Company’s Knowledge, the operation of the business of the Company and each Company Subsidiary does not violate, misappropriate or infringe and has not previously violated, misappropriated or infringed the Intellectual Property of any other Person (except for any previous violation, misappropriation or infringement which has been fully and conclusively resolved with such other Person), and (z) to the Company’s Knowledge, no other Person has violated, misappropriated or infringed any Intellectual Property owned by the Company or any Company Subsidiary.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Systems of the Company and the Company Subsidiaries are adequate for the operation of their respective businesses as presently conducted and (ii) there has not been any material malfunction with respect to any of the material IT Systems of the Company or the Company Subsidiaries since January 31, 2002 that has not been remedied or replaced in all material respects.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the use of the Data by the Company or the Company Subsidiaries in the operation of their business does not infringe or violate the privacy rights of any Person or otherwise violate any Law or regulation, (ii) the Company and the Company Subsidiaries have taken reasonable and customary measures consistent with generally accepted industry practices to protect the privacy of the Data of their respective customers, and (iii) to the Company’s Knowledge, since January 31, 2002 there have been no security breaches with respect to the privacy of such Data.

SECTION 4.18 Environmental Laws.

(a) (i) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, the Company and each Company Subsidiary comply and have complied with all applicable Environmental Laws (as defined below), and possess and comply, and have complied, with all applicable Environmental Permits (as defined below) required under such laws to operate as it currently operates; (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, there are no, and there have not been any, Materials of Environmental Concern (as defined below) at any property currently or formerly owned or operated by the Company or a Company Subsidiary, under circumstances that have resulted in or are reasonably likely to result in liability of the Company or a Company Subsidiary under any applicable Environmental Laws; (iii) except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local Law concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved such that no further action is required with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) the reports of environmental assessments, audits and similar investigations previously made available to Parent are all material such reports in the possession of the Company and conducted since January 30, 2003 on any property currently or formerly owned or operated by the Company or any Company Subsidiary. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, at each property where Asbestos-Containing Material (“ACM”) has been identified, all ACM is non-friable, encapsulated or abated and no ACM is present in any property where the Company has not implemented an Asbestos Operation and Management Plan.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.18 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

(c) For purposes of this Agreement, the following terms have the meanings assigned below:

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

SECTION 4.19 Taxes. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (1) all Tax Returns required to be filed by, or with respect to any activities of, the Company and the Company Subsidiaries have been filed (except those under valid extension), (2) all Taxes of the Company and the Company Subsidiaries have been paid or adequately provided for on the most recent financial statements included in the Company SEC Reports filed prior to the date hereof other than those Taxes accrued in the ordinary course of business since February 3, 2005, (3) neither the Company nor any Company Subsidiary has received notice in writing of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes of the Company or any Company Subsidiary, (4) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Company Subsidiary, (5) the Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, (6) neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (A) has any liability for the Taxes of any Person (other than the Company, or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (7) neither the Company nor any Company Subsidiary has engaged in any “listed transaction” for purposes of Treasury Regulation Sections 1.6011-4(b)(2) and (c)(3), and (8) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes which has not since expired or agreed to any extension of time with respect to a Tax assessment or deficiency which has not since expired.

(b) Neither the Company nor any Company Subsidiary has distributed the stock of another company in a transaction (occurring within the past two years or that otherwise is part of the same plan or series of transactions, within the meaning of Section 355 of the Code, as the Mergers) that was purported or intended to be governed by Section 355 or Section 361 of the Code.

(c) Each of American Stores Company, LLC and American Stores Realty Company, LLC is a “disregarded” entity within the meaning of Treasury Regulation Section 301.7701-3. American Partners, LP is a partnership within the meaning of the Code. Except as set forth in Section 4.19(c) of the Company Disclosure Letter, each other Subsidiary of the Company is a corporation within the meaning of the Code.

SECTION 4.20 Insurance. All material insurance policies maintained by the Company and the Company Subsidiaries are listed in Section 4.20 of the Company Disclosure Letter. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received with respect to such policy.

SECTION 4.21 Rights Plan. The Company Board of Directors has amended the Rights Plan so that (a) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the Rights to become exercisable, (ii) cause New Diamond, Parent or any of its Affiliates or Associates (as each such term is defined in the Rights Plan) to become an Acquiring Person (as such term is defined in the Rights Plan) or (iii) give rise to a Stock Acquisition Date or a Distribution Date (as each such term is defined in the Rights Plan), and (b) the Rights will expire immediately prior to the Initial Effective Time without any payment being made in respect thereof. The Company has made available to Parent a true and complete copy of such amendment.

SECTION 4.22 HITS.

(a) Complete and correct copies of the following documents relating to the HITS have been made available to the Parent and, as so made available, are in full force and effect: (i) the Purchase Contract Agreement dated May 7, 2004 and relating to the HITS, between the Company and U.S. Bank Trust National Association, as Purchase Contract Agent (the “HITS Purchase Contract Agreement”); (ii) the Pledge Agreement; (iii) the Remarketing Agreement; and (iv) the Indenture, dated as of May 1, 1992, between the Company and U.S. Bank Trust National Association, as successor Trustee, as supplemented by Supplemental Indenture No. 1, dated May 7, 2004, between the Company and U.S. Bank Trust National Association, as Trustee

(as supplemented, the “HITS Indenture”). For purposes of this Section 4.22, all capitalized terms not defined in this Agreement shall have the meaning given to them in the HITS Purchase Contract Agreement.

(b) If the Surviving Corporation enters into such supplemental agreements in form reasonably satisfactory to the Purchase Contract Agent and Collateral Agent, so as to cause all obligations of the Company under the HITS Purchase Contract Agreement, the Purchase Contracts, the HITS Pledge Agreement, the HITS Remarketing Agreement, and the HITS Indenture, to become obligations of the Surviving Corporation upon consummation of the Mergers (which supplemental agreements to the HITS Purchase Contract Agreement shall provide that each Holder of a Purchase Contract shall have the rights provided by Section 5.04(b)(i) of the HITS Purchase Agreement), then the consummation of the Transactions shall not cause a breach of the covenant contained in Section 9.01 of the HITS Purchase Contract Agreement.

(c) Neither the Company nor the Surviving Corporation shall, immediately after any of the Transactions, (i) be in default of payment obligations under the HITS Purchase Contract Agreement, the Purchase Contracts, the HITS Pledge Agreement, the HITS Remarketing Agreement or the HITS Indenture, or (ii) be in material default in the performance of any other covenants under any of the foregoing agreements.

(d) If the Transactions are consummated and on the Purchase Contract Settlement Date, the Surviving Corporation, in exchange for the Purchase Price, delivers or causes the Collateral Agent to deliver to a Holder of a Purchase Contract on such date with respect to each Purchase Contract, utilizing the Settlement Rate in effect at such time based upon the Applicable Market Value of the Per Share Merger Consideration, (i) an amount in cash equal to the product obtained by multiplying the Cash Consideration by such Settlement Rate and (ii) a number of Parent Shares equal to the product obtained by multiplying the Stock Consideration by such Settlement Rate, such delivery shall be in compliance with Article 5 of the HITS Purchase Contract Agreement.

(e) If the Transactions are consummated and any Holder of a Purchase Contract effects a Cash Merger Early Settlement with respect to any Purchase Contract in accordance with Section 5.04(b)(ii) of the HITS Purchase Contract Agreement, and if the Surviving Corporation delivers or causes the Collateral Agent to deliver with respect to each Purchase Contract on the Cash Merger Early Settlement Date utilizing the Settlement Rate in effect at such time based upon the Applicable Market Value of the Per Share Merger Consideration: (i) (x) an amount in cash equal to the product obtained by multiplying the Cash Consideration by such Settlement Rate and (y) a number of Parent Shares equal to the product obtained by multiplying the Stock Consideration by such Settlement Rate; (ii) the Senior Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury Securities, as the case may be, related to such Purchase Contract; and (iii) any prospectus required to be delivered by Section 5.04(b)(ii) of the HITS Purchase Contract Agreement, then such delivery shall be in compliance with Section 5.04(b)(ii) of the HITS Purchase Contract Agreement.

SECTION 4.23 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) the Company or any of the Company Subsidiaries,

on the one hand, and (ii) any Affiliate, stockholder, officer or director of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 4.24 Brokers. Except for Goldman, Sachs & Co. (“Goldman Sachs”) and The Blackstone Group, L.P. (“Blackstone”), no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the Transactions. The amount of such fees and commissions payable to each of Goldman Sachs and Blackstone is set forth in Section 4.24 of the Company Disclosure Letter.

SECTION 4.25 State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company, New Diamond or New Diamond Merger Sub is applicable to the transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties set forth in Section 5.13, the action of the Company Board of Directors in approving this Agreement (and the transactions contemplated hereby) is sufficient to render inapplicable to this Agreement (and the transactions contemplated hereby) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. The Company has delivered to Parent a true and complete copy of all resolutions of the Company Board of Directors relating to the applicability of such antitakeover statute or regulation to the Company or to this Agreement or the other transactions contemplated hereby. The original certificate of incorporation of each of New Diamond and New Diamond Merger Sub contains a provision expressly electing not to be governed by Section 203 of the DGCL.

SECTION 4.26 Fairness Opinion. Goldman Sachs, Blackstone and Houlihan Lokey Howard & Zukin have each delivered to the Company Board of Directors its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of New Diamond Shares (as the former holders of Company Shares).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as set forth in the corresponding sections of the disclosure letter (subject to the provisions of Section 9.2) delivered by Parent to the Company on or prior to the execution of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Form 10-K of Parent for the fiscal period ended December 31, 2004, as amended through the date hereof (as amended, the “Parent Form 10-K”), the Proxy Statement for the Parent’s 2005 Annual Meeting of Stockholders, and the Form 10-Qs and Form 8-Ks filed or furnished from the date of the filing of the Parent Form 10-K to the date of this Agreement (and any amendments to any such filings which amendments are filed with the SEC prior to the date hereof) to the extent such qualifications are reasonably apparent (and which in no event shall include risk factors or other factors identified in general cautionary statements regarding reliance on forward looking statements in either case included in the Parent SEC Reports), Parent and Acquisition Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 5.1 Organization. Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Complete and correct copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of Parent and Acquisition Sub as currently in effect, have been made available to the Company, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon Parent and Acquisition Sub. Acquisition Sub is a direct wholly owned Subsidiary of Parent.

SECTION 5.2 Authority; Enforceability.

(a) Each of Parent and Acquisition Sub has the corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Acquisition Sub of this Agreement and the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of each of Parent and Acquisition Sub, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary pursuant to its governing documents or the DGCL to authorize this Agreement or to consummate the transactions contemplated hereby (other than (i) the adoption of this Agreement by Parent as the sole stockholder of Acquisition Sub and (ii) the approval of the issuance of Parent Shares in connection with the consummation of the Merger (the “Share Issuance”) by the holders of a majority of the votes cast by the holders of outstanding Parent Shares present (in person or by proxy) and entitled to vote on such matter at the Parent Stockholder Meeting, where a quorum is present (the “Requisite Parent Stockholder Vote”)). The boards of directors of Parent and Acquisition Sub have determined that it is in the best interests of Parent and Acquisition Sub and their respective stockholders, and declared it advisable, to enter into this Agreement, and have approved this Agreement in accordance with the DGCL. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of each of Parent and Acquisition Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b) Parent has all requisite power and authority to enter into the Separation Agreement and to consummate the transactions contemplated thereby, and such agreement has been duly and validly executed by Parent and, to Parent’s Knowledge (without any inquiry by any officers of Parent), any other party thereto, and constitutes the valid and binding obligation of Parent and, to Parent’s Knowledge (without any inquiry by any officers of Parent), each party thereto, enforceable against such party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar

Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 5.3 Non-Contravention. The execution, delivery and performance of the Transaction Agreements, as applicable, by each of Parent and Acquisition Sub does not and will not (a) conflict with or violate its certificate of incorporation or by-laws or comparable governing documents, (b) conflict with or violate the governing documents of any other Subsidiary of Parent, (c) assuming that all consents, approvals and authorizations contemplated by Section 5.4 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Parent, Acquisition Sub or any of their Subsidiaries or by which it or any of its properties are bound or (d) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, recapture, amendment or acceleration of, or performance under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Parent, Acquisition Sub or any of their Subsidiaries is a party or by which Parent, Acquisition Sub or any of their Subsidiaries or its or any of their properties are bound, except, in the case of clauses (b), (c), and (d) of this Section 5.3 for any such conflict, violation, breach, default, loss, right or other occurrence which would not (i) prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements, or (ii) reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.4 Governmental Consents. The execution, delivery and performance of this Agreement by each of Parent and Acquisition Sub and the consummation by each of Parent and Acquisition Sub of the Transactions do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) state securities, takeover and “blue sky” Laws, (d) the rules and regulations of the NYSE and the PCX, (e) the DGCL, (f) the applicable requirements of antitrust or other competition Laws of other jurisdictions or investment Laws relating to foreign ownership, and (g) any other consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.5 Capitalization. (a) The authorized capital stock of Parent consists of 400,000,000 shares of Common Stock, par value $1.00 per share (“Parent Shares”), and 1,000,000 shares of preferred stock. As of the close of business on the Capitalization Date, (i) 136,318,661 Parent Shares were issued and outstanding, (ii) 14,312,549 Parent Shares were held in the treasury of Parent or by Parent Subsidiaries, (iii) 10,159,743 Parent Shares were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards (including Retention Stock Units) or the exercise of outstanding stock options and (iv) 1,341 shares of preferred stock were outstanding. As of the Capitalization Date, Parent had outstanding (1) options to purchase 12,088,125 Parent Shares at a weighted average exercise price of $26.74 per share and (2) 810,750 Liquid Yield Option Notes (“LYONs”) which may be convertible into Parent Shares under certain circumstances in accordance with the terms thereof. From the close of business on the Capitalization Date until the date of this Agreement, no Parent Shares have been issued except for Parent Shares issued pursuant to the exercise of Options or to the settlement of the LYONs in accordance with their terms. Except for the Rights Agreement, dated as of April 12, 2000, between Parent and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.) as Rights Agent (the “Parent Rights Plan”) and the Rights (as defined in the Parent Rights Plan) and except as set forth above, there are no outstanding shares, options, warrants, calls, stock appreciation rights, or other Equity Interests, rights or commitments or any other agreements of any character relating to dividend rights or to the sale, issuance or voting of, or the granting of rights to acquire, any shares of capital stock or voting securities of Parent, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or voting securities of Parent.

(b) Except as set forth in Section 5.5(a), (i) there are no preemptive rights of any kind which obligate Parent or any Subsidiary of Parent to issue or deliver any shares of capital stock or voting securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any Subsidiary of Parent, any shares of capital stock or voting securities of Parent, and (ii) there is no agreement, contract, commitment or arrangement pursuant to which Parent or any Subsidiary of Parent is or may become obligated to repurchase or redeem any shares of capital stock or voting securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, any shares of capital stock or voting securities of Parent. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the stockholders of the Parent on any matter.

SECTION 5.6 SEC Reports; Financial Information.

(a) Parent has timely filed or furnished, as applicable, all forms, reports, statements, certifications and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it with the SEC since January 1, 2003 (collectively, with any amendments thereto, the “Parent SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Parent SEC Reports contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of (i) the consolidated balance sheets included in the Parent SEC Reports (including the related notes and schedules) was prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly presents, in all material respects, the consolidated financial position of Parent and the Parent Subsidiaries at the respective dates thereof and (ii) the related consolidated statements of earnings, cash flows and stockholders’ equity included in the Parent SEC Reports (including the related notes and schedules) were prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly present in all material respects the results of operations and cash flows of Parent and the Parent Subsidiaries for the periods indicated (subject, in the case of each of clause (i) and (ii), to normal and/or recurring year-end adjustments and the absence of full footnote disclosure in the case of unaudited financial statements).

(b) Parent has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that provide reasonable assurance that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) has disclosed and reported, based on its most recent evaluation of such internal control over financial reporting prior to the date hereof, to Parent’s auditors and the audit committee of the Parent Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has heretofore furnished to the Company complete and correct copies of all such reports (if any).

(c) Except for matters resolved prior to the date hereof, since January 1, 2003, (i) to the Knowledge of Parent neither Parent nor any Parent Subsidiary nor any director, officer, employee, auditor, accountant or representative of Parent or of any Parent Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board of Directors or any committee thereof or to the General Counsel or Chief Executive Officer of Parent.

SECTION 5.7 No Undisclosed Liabilities. Neither Parent nor any of the Parent Subsidiaries has any liabilities, claims or indebtedness of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether due or to become due, in each case, that are required by GAAP to be accrued, reserved against or disclosed in a consolidated balance sheet or the notes thereto, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Parent Form 10-K or Quarterly Report on Form 10-Q most recently filed prior to the date hereof or are disclosed in the notes thereto, (ii) were incurred in the ordinary course of business and consistent with past practice since the date of the most recent balance sheet included in the most recent quarterly report on Form 10-Q filed by Parent with the SEC prior to the date of this Agreement (the “Parent Balance Sheet Date”) and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice or (v) were incurred outside the ordinary course of business since the Company Balance Sheet Date, but which are, and would reasonably be expected to be, individually or in the aggregate, immaterial in amount or nature.

SECTION 5.8 Absence of Certain Changes or Events. Since the Parent Balance Sheet Date, except as contemplated by this Agreement, Parent and the Parent Subsidiaries have conducted their businesses in the ordinary course in all material respects consistent with past practice, and, since such date, there has not been any change, event or occurrence which has had or would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.9 Compliance with Law and Reporting Requirements. Parent and the Parent Subsidiaries are not (and have not been since the Parent Balance Sheet Date) in violation of any Law, and have not received any written notice of any violation of Law, in each case except for any violation or possible violation that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have, and are (and have been since the Parent Balance Sheet Date) in compliance with, all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Authorities required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of, or the non-compliance, with which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.10 Litigation. There are no Actions pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary or, to the knowledge of Parent, any officer, director or employee of Parent or any Parent Subsidiary in such capacity, which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is a party or subject to or in default under any material Governmental Order.

SECTION 5.11 Financing. Attached hereto as Section 5.11 of the Parent Disclosure Letter is a true and complete copy of the Commitment Letter dated the date hereof, between Supervalu Inc., The Royal Bank of Scotland plc and RBS Securities Corporation (the “Financing Commitment”), pursuant to which The Royal Bank of Scotland plc has agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated hereby (the “Financing”). As of the date hereof, the Financing Commitment has not been amended, modified, withdrawn or rescinded, and is in full force and effect. Assuming the receipt of the proceeds of the Standalone Drug Sale, and the consummation of the transactions contemplated by the Separation Agreement, Parent and Acquisition Sub will have at and after the Closing funds sufficient to consummate the Emerald Merger on the terms and conditions set forth in this Agreement.

SECTION 5.12 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub for which the Company could have any liability.

SECTION 5.13 Company Stock. Neither Parent nor Acquisition Sub is, and at no time during the last three years has either Parent or Acquisition Sub been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor Acquisition Sub owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement).

SECTION 5.14 Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no business activities and has conducted no operations.

SECTION 5.15 Fairness Opinion. Lazard Frères has delivered to the Parent Board of Directors its written opinion (or oral opinion to be confirmed in writing) that, as of the date hereof, the Per Share Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent.

SECTION 5.16 Cub Stores Divestiture. Parent has closed, or simultaneously with the execution and delivery of this Agreement will close, the sale, pursuant to the Cub Sale Agreement, of all of Parent’s direct or indirect right, title and interest in and to all of the retail grocery stores that, immediately prior to the date hereof, were operated directly or indirectly by Parent in the Chicago, Illinois and Bloomington, Illinois metropolitan areas under the “Cub” or “Cub Foods” banners. Parent has delivered to the Company correct and complete copies of the Cub Sale Agreement and the Ancillary Agreements referred to therein, all of which constitute legal, valid and binding obligations of Parent and its Affiliates that are parties thereto, enforceable against them in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Conduct of Business Prior to the Closing. (a) The Company covenants and agrees that, during the period from the date hereof until the Closing Date, except as contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or as required by Law, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company and the Company Subsidiaries (in each case, with respect to the New Diamond Business or to the extent affecting New Diamond and/or the New Diamond Entities in a non-de minimis respect) and the use, operation, maintenance and repair of the Owned Real Properties and the Leased Real Properties, shall be conducted in the ordinary course of business, consistent with past practice, and the Company shall use its reasonable best efforts to preserve substantially intact its business organization and operations, including material insurance policies, material Company Intellectual Property and goodwill, and to preserve its present relationships with suppliers, lessors, licensees, distributors, wholesalers, franchisees and other Persons with which it has material business relations. Between the date of this Agreement and the Closing Date, subject to applicable Law and except as otherwise contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or as required by Law or the Transaction Agreements (or, with respect to clauses (vi) or (vii) below, as required by any Material Contract disclosed in Section 4.10 of the Company Disclosure Letter), neither the Company nor any Company Subsidiary (in each case, with respect to the New Diamond Business or to the extent affecting New Diamond and/or the New Diamond Entities in a non-de minimis respect) shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its certificate of incorporation or by-laws (or other comparable governing documents);

(ii) issue, deliver, sell, pledge, transfer, convey, dispose of or encumber any Equity Interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for any such Equity Interests, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests of the Company or any Company Subsidiary, or any other ownership interest or security, of the Company or any Company Subsidiary (other than (A) the issuance of Shares (and the associated Rights) upon the exercise of Options, the settlement of Stock Units (and dividend equivalents thereon), or the settlement of HITS, in each case in accordance with their present terms, (B) issuances by a wholly owned Company Subsidiary of capital stock to such Company Subsidiary’s parent, and (C) issuances in accordance with the Rights Plan);

(iii) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any Equity Interests or any options, warrants, convertible securities or other rights to acquire any Equity Interest (except for any dividend or distribution of cash by a wholly owned Company Subsidiary, required payments made by the Company in respect of its HITS in accordance with their present terms, dividend equivalents paid by the Company or accrued on Stock Units in accordance with their present terms and regular quarterly dividends paid to holders of the Company Shares in an amount not in excess of $0.19 per share of Common Stock);

(iv) (A) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or any options, warrants, convertible securities or other rights to acquire any Equity Interest of the Company or any Company Subsidiary (other than the acquisition of shares tendered by directors, employees or former employees in order to pay Taxes in connection with the exercise of Options or the settlement of Stock Units pursuant to the terms of any of the Stock Plans or any redemption of the Rights pursuant to the terms of the Rights Plan), or (B) redeem, repurchase, prepay, defease or otherwise acquire any of the Company’s or the Company Subsidiaries’ Indebtedness set forth on Section 6.1(a)(iv)(B) of the Company Disclosure Letter;

(v) (A) acquire, lease or license from any Person (by merger, consolidation, acquisition of stock or assets or otherwise) or sell, dispose of, abandon, encumber (other than through the creation of a Permitted Encumbrance), lease or license (by merger, consolidation, sale of stock or assets or otherwise) to any corporation, partnership or other business organization or division thereof, any Equity Interests therein or any assets, including Intellectual Property, in each case, which are material to the Company and the Company Subsidiaries taken as a whole, other than acquisitions, leases, licenses, sales, dispositions and encumbrances of inventory, non-merchandise supplies, media and advertising and other assets in the ordinary course of business, (B) enter into any material joint venture, partnership or similar agreement, (C) incur or guarantee, or modify in any material respect, any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person (other than a Company Subsidiary), in each case, other than in the ordinary course of business and consistent with past practice, (D) enter into, renew, terminate or amend in any material respect (1) any contract or agreement which is or would be a Material Contract, other than in the ordinary course of business consistent with past practice, (2) any Real Property Lease which provides for rental payments over the primary term of the lease (including percentage sales and other variable payments, as estimated by the Company in good faith) in excess of $1,200,000 in any one year (provided, that neither the Company nor any Company Subsidiary shall, without first consulting with Parent in writing, enter into, renew, terminate or amend in any material respect any Real Property Lease which provides for such rental payments in excess of $500,000 in any one year), or (3) any Advance Contract, or (E) notwithstanding anything to the contrary set forth in Section 6.1(a)(v)(D) of the Company Disclosure Letter, authorize, or enter into any commitment to make, any new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget insofar as it relates to the New Diamond Business set forth on Section 6.1(a)(v)(D) of the Company Disclosure Letter or which are, individually, in excess of $15,000,000 (provided, that neither the Company nor any Company Subsidiary shall, without first consulting with Parent in writing, authorize, or enter into any commitment to make, any new capital expenditures which are, individually, in excess of $10,000,000);

(vi) except (A) to the extent required under any Company Plan, or (B) as necessary to conform to the requirements of any applicable Law that absent such conformance would impose a penalty of an additional Tax on the Company, any Company Subsidiary or any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, (1) increase or decrease the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any Company Subsidiary (except in the ordinary course of business and consistent with past practice), (2) grant any severance or termination pay not required under any Company Plan (except in the ordinary course of business and consistent with past practice) or grant any equity or equity-based awards, (3) exercise any discretion to accelerate the vesting or payment or any compensation or benefit under any Company Plan, (4) except as required by GAAP, materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined, (5) enter into any (A) employment agreement with any present directors or employees, (B) consulting agreement or arrangement with any present directors or executive officers (as defined by Rule 3b-7 of the Exchange Act) or (C) except in the ordinary course of business consistent with past practice, consulting agreement or arrangement or change in control or severance agreement with any present employee, (6) without limiting the scope of the preceding clause (5), establish, adopt, enter into any new, or amend in any material respect or terminate any existing Company Plan, (7) without limiting the scope of Section 6.1(a)(v)(D), enter into, renew, or materially amend any collective bargaining or similar agreement covering in excess of 500 employees or (8) provide any funding to any rabbi trust or similar arrangement;

(vii) enter into any transaction, agreement, arrangement or understanding between (A) the Company or any Company Subsidiary, on the one hand, and (B) any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(viii) (A) make any material Tax election (in a manner inconsistent with past practices), change any method of accounting or make any election with respect to the Company or any Company Subsidiary under Treasury Regulation Section 301.7701-3, (B) enter into any settlement or compromise of any material Tax liability for an amount in excess of the amount reserved for such Tax liability in the financial statements included in the Company SEC Reports as of the date hereof, (C) change any annual Tax accounting period, (D) enter into any closing agreement relating to any material Tax or (E) surrender any right to claim a material Tax refund;

(ix) make any material changes in accounting policies or procedures other than as required by GAAP or a Governmental Authority;

(x) subject to the fiduciary duties of the Company Board of Directors (as determined in good faith after consultation with outside legal counsel), amend, waive, terminate or fail to enforce its Rights Agreement or any confidentiality agreement, standstill clause or agreement or similar agreement, arrangement or understanding;

(xi) settle any litigation or other proceedings before or threatened to be brought before a Governmental Authority or arbitral proceeding for an amount payable by or on behalf of the Company or any Company Subsidiary in excess of $2,500,000 (exclusive of (A) any amounts to be received by the Company in reimbursement of such settlement amount, whether under any insurance policy or indemnity, other than such amounts that are contested, and (B) any amounts accrued or reserved for in respect of such matter in the financial statements included in the Company 10-K or the Quarterly Report on Form 10-Q most recently filed prior to the date hereof) or which would be reasonably likely to have a material adverse impact on the operations of the Company or any Company Subsidiary or on any current or future litigation or other proceeding of the Company or any Company Subsidiary;

(xii) except to the extent required for cash management in the ordinary course of business consistent with past practice, enter into, perform or undergo any internal restructuring, merger, liquidation, change in organizational status (such as conversion of any corporation to a limited liability company), intercompany transfer of assets or assumption or guarantee of liability, distribution, contribution, or creation, elimination, increase or decrease in intercompany debt or liabilities;

(xiii) cause any Company Subsidiary that is a captive insurance company to underwrite any insurance other than in respect of the New Diamond Business;

(xiv) take any action prohibited by the restrictions described in clause (5) of Section 6.8(c) of the Separation Agreement or Section 5.01(f) of the Drug Sale Agreement; or

(xv) agree to take any of the actions described in clauses (i) through (xiii) above.

(b) Parent covenants and agrees that, during the period from the date hereof until the Closing Date, except as contemplated by this Agreement, as set forth in Section 6.1 of the Parent Disclosure Letter or as required by Law, or unless Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Parent and the Parent Subsidiaries shall be conducted in the ordinary course of business and consistent with past practice, and Parent shall use its reasonable best efforts to preserve substantially intact its business organization and operations, including material insurance policies, material intellectual property and goodwill, and to preserve its present relationships with suppliers, lessors, licensees, distributors, wholesalers, franchisees and other Persons with which it has material business relations. Between the date of this Agreement and the Closing Date, subject to applicable Law and except as otherwise contemplated by this Agreement, as set forth in Section 6.1 of the Parent Disclosure Letter or as required by Law, neither Parent nor any Parent Subsidiary shall, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its certificate of incorporation or by-laws (or other comparable governing documents);

(ii) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any Equity Interests of Parent (except for any dividend or distribution by a wholly owned Subsidiary of Parent, and any regular quarterly dividend paid to holders of Parent Shares in an amount not in excess of the amount set forth in Section

6.1(b)(ii) of the Parent Disclosure Letter);

(iii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any Parent Shares or any options, warrants, convertible securities or other rights to acquire any Parent Shares (other than (A) the acquisition of shares tendered by directors, employees or former employees to pay Taxes in connection with the exercise of options issued under any Parent Employee Plans and (B) open-market purchases of Parent Shares to fund Parent Employee Plans consistent with past practice);

(iv) except for any such transactions that would not materially impair or delay the consummation of the transactions contemplated by this Agreement, (A) acquire, lease or license from any Person (by merger, consolidation, acquisition of stock or assets or otherwise) or sell, dispose of, encumber (other than through the creation of a Permitted Encumbrance), lease or license (by merger, consolidation, sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, any Equity Interests therein or any assets, including Intellectual Property, in each case, which are material to the Parent and Parent Subsidiaries taken as a whole, other than acquisitions, leases, licenses, sales, dispositions and encumbrances of inventory, non-merchandise supplies, media and advertising and other assets in the ordinary course of business and consistent with past practice, (B) incur or guarantee, or modify in any material respect, any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person (other than a Parent Subsidiary), in each case, other than loans, advances and indebtedness incurred in the ordinary course of business and consistent with past practice, or (C) enter into, renew or amend in any material respect any material contract, other than in the ordinary course of business and consistent with past practice;

(v) enter into any transaction, agreement, arrangement or understanding between (A) Parent or any Parent Subsidiary, on the one hand, and (B) any Affiliate of Parent (other than the Parent Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(vi) make any material changes in accounting policies or procedures other than as required by GAAP or a Governmental Authority; or

(vii) agree to take any of the actions described in clauses (i) through (vi), above.

(c) The Company will not, without the prior written consent of Parent, agree to any modification of any term or condition of, or give any consent or waiver or exercise any right of termination under, the Standalone Drug Sale Agreement, if such modification, consent, waiver or exercise would reasonably be expected to adversely affect, or impose any cost or liability on, Parent or its Subsidiaries (including their interests following the consummation of the transactions contemplated by the Standalone Drug Sale Agreement) or adversely affect the ability to consummate the transactions contemplated hereby in a timely manner. The Company shall comply with the terms of the Standalone Drug Sale Agreement in all material respects. The Company will use reasonable best efforts to cause the conditions to the consummation of the Standalone Drug Sale to be satisfied (or waived by the other party thereto).

(d) The Company agrees that between the date hereof and the Closing Date it will take all actions it has affirmatively committed to take pursuant to Section 6.1(a)(v) or Section 6.1(a)(vi) of the Company Disclosure Letter.

SECTION 6.2 Stockholders Meetings.

(a) As soon as reasonably practicable following the date of this Agreement (and subject to the Company’s using its reasonable best efforts to hold the Company Stockholders Meeting on the same day as the Parent Stockholders Meeting), the Company, acting through the Company Board of Directors, and in accordance with applicable Law, shall (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of (A) approving an amendment (the “Charter Amendment”) to the Company’s restated certificate of incorporation providing for appraisal rights to holders of Company Shares for the Diamond Merger if the

Effective Time occurs and (B) with respect to the Diamond Merger, adopting this Agreement (the “Company Stockholders Meeting”) to be held as soon as reasonably practicable after such notice, and (ii) (A) include in the Proxy Statement/Prospectus the Company Board of Directors’ determination that the terms of this Agreement are fair to and in the best interest of the stockholders of the Company, the Company Board of Directors’ determination that this Agreement is advisable, and the Company Board of Directors’ recommendation that the stockholders of the Company, with respect to the Diamond Merger, vote in favor of the adoption of this Agreement (collectively, the “Company Board Recommendation”) and the Company Board of Directors’ recommendation that the stockholders of the Company vote in favor of the adoption of the Charter Amendment and (B) use its reasonable best efforts to obtain the necessary approval of the transactions contemplated by this Agreement by the stockholders of the Company and New Diamond, as applicable; provided, that if the Company Board of Directors determines in good faith, after consultation with outside counsel, that any of the foregoing actions in clause (ii) would be inconsistent with their fiduciary duties under applicable Law, the Company Board of Directors may fail to take any of such actions and/or may withdraw, modify or change in a manner adverse to Parent all or any portion of the Company Board Recommendation. The Company shall call and hold the Company Stockholders Meeting in accordance with clause (i) of the preceding sentence regardless of any failure to make the Company Board Recommendation pursuant to clause (ii), and regardless of any change in the Company Board Recommendation; provided, however, that nothing in this sentence shall affect the Company’s right to terminate the agreement in accordance with Section 8.1. In the event that the Requisite Company Stockholder Vote is obtained, the Company, as sole stockholder of New Diamond, shall, prior to the Initial Effective Time, adopt this Agreement in favor of the Emerald Merger.

(b) As soon as reasonably practicable following the date of this Agreement (and subject to Parent’s using its reasonable best efforts to hold the Parent Stockholders Meeting on the same day as the Company Stockholders Meeting), Parent, acting through the Parent Board of Directors, and in accordance with applicable Law, shall (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Parent Stockholders Meeting”) to be held as soon as reasonably practicable after such notice and (ii)(A) include in the Proxy Statement/Prospectus the Parent Board of Directors’ recommendation that Parent’s stockholders approve the issuance of Parent Shares pursuant to this Agreement (the “Parent Board Recommendation”) and (B) use its reasonable best efforts to obtain the necessary approval of the transactions contemplated by this Agreement by the stockholders of Parent provided, that if the Parent Board of Directors determines in good faith, after consultation with outside counsel, that any of the foregoing actions in clause (ii) would be inconsistent with their fiduciary duties under applicable Law, the Parent Board of Directors may fail to take any of such actions and/or may withdraw, modify or change in a manner adverse to the Company all or any portion of the Parent Board Recommendation. Parent shall call and hold the Parent Stockholders Meeting in accordance with clause (i) of the preceding sentence regardless of any failure to make the Parent Board Recommendation pursuant to clause (ii), and regardless of any change in the Parent Board Recommendation made at any time prior to the meeting.

SECTION 6.3 Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall prepare a proxy statement to be sent to the stockholders of the Company and Parent in connection with the Company Stockholder Meeting and the Parent Stockholder Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement/Prospectus”), and (ii) Parent (and, if necessary, New Diamond) shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Form S-4”), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the New Diamond shares to be issued to the stockholders of the Company in connection with the Diamond Merger and the Parent Shares to be issued to the stockholders of New Diamond in connection with the payment of the aggregate Stock Consideration. Parent, New Diamond and the Company will cooperate with each other in the preparation of the Proxy Statement/Prospectus and Form S-4. Without limiting the generality of the foregoing, each of Parent, New Diamond and the Company will provide the other with a reasonable opportunity to review drafts of, and revisions to, the Proxy Statement/Prospectus and Form S-4 prepared by such party, and shall use its reasonable best efforts to furnish to the other party information relating to it and its affiliates as necessary to prepare the Proxy Statement/Prospectus and Form S-4. All of the parties hereto shall cause the Proxy Statement/Prospectus and Form S-4 to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act and (iii) the rules and regulations of the NYSE and the PCX. The Company or New Diamond, as appropriate, shall provide audited financial statements for inclusion in the Proxy Statement/Prospectus and Form S-4 as and to the extent required under applicable Law and SEC regulations.

(b) Each of the Company and Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain the effectiveness of the Form S-4 through the Effective Time and to ensure that it complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act until such time. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders, and Parent shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Parent’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent and New Diamond shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of New Diamond Shares in the Diamond Merger and Parent Shares in the Emerald Merger, as applicable, and the Company shall furnish all information concerning the Company and the holders of the Company Shares as may be reasonably requested in connection with any such action.

(c) No filing of, or amendment or supplement to, the Form S-4 will be made by New Diamond or Parent, and no filing of, or amendment or supplement to the Proxy Statement/ Prospectus will be made by the Company or Parent, in each case, without providing the other party and its respective counsel a reasonable opportunity to review and comment thereon.

(d) Each of the parties agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form

S-4 will, at the date such document is first mailed to the stockholders of the relevant party and at the time of such party’s meeting of stockholders relating to the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to the Company or any Company Subsidiary will be deemed to have been supplied by the Company and information concerning or related to Parent or Acquisition Sub will be deemed to have been supplied by Parent.

(e) Each of Parent and the Company agree to correct any information provided by it for use in the Proxy Statement/Prospectus or Form S-4 which shall have become false or misleading. The parties shall as soon as reasonably practicable notify each other of the receipt of any comments from or other correspondence with the SEC staff with respect to the Proxy Statement/Prospectus or Form S-4 and any request by the SEC for any amendment to the Proxy Statement/Prospectus or Form S-4 or for additional information (and promptly deliver a copy of such comments, correspondence or request to each other). Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order or the suspension of the qualification of the Parent Shares issuable in connection with the Mergers for offering or sale in any jurisdiction.

(f) Each of the Company and Parent shall use its reasonable best efforts to cause to be delivered to the other party a letter of its independent auditors, dated (i) the date on which the Form S-4 shall become effective and (ii) the Closing Date, and addressed to the other party, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

SECTION 6.4 Access to Information.

(a) During the period from the date of this Agreement through the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall, and shall cause each Company Subsidiary to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting applicable Law or the Confidentiality Agreements, afford representatives of Parent, following notice from Parent to the Company in accordance with this Section 6.4(a), reasonable access during normal business hours to all properties, offices, books, contracts, commitments and records and such financial (including all working papers) and operating data of the Company and the Company Subsidiaries and all other information concerning its business, properties, personnel, vendors, landlords/sublandlords, tenants, licensees and franchisees as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the Company’s employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (ii) contact or have any discussions with any of the vendors, landlords/sublandlords, tenants/subtenants, licensees or franchisees of the Company or the Company Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any Company Subsidiary or contravene any Law or binding agreement entered into prior to the date of this Agreement. All information obtained pursuant to this Section 6.4(a) shall continue to be governed by the Confidentiality Agreements.

(b) During the period from the date of this Agreement through the earlier of the termination of this Agreement pursuant to its terms and the Closing, Parent shall, and shall cause each Parent Subsidiary to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting applicable Law, afford representatives of the Company, following notice from Company to the Parent in accordance with this Section 6.4(b), reasonable access during normal business hours to all properties, offices, books, contracts, commitments and records and such financial (including all working papers) and operating data of Parent and the Parent Subsidiaries and all other information concerning its business, properties, personnel, vendors, landlords/sublandlords, tenants, licensees and franchisees as the Company may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its representatives shall (i) contact or have any discussions with any of Parent’s or the Parent Subsidiaries’ employees, agents, or representatives, unless in each case the Company obtains the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, (ii) contact or have any discussions with any of the vendors, landlords/sublandlords, tenants/subtenants, licensees or franchisees of Parent or the Parent Subsidiaries, unless in each case the Company obtains the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without Parent’s prior written consent. The Company shall schedule and coordinate all inspections with Parent and shall give Parent at least three Business Days prior written notice thereof, setting forth the inspection or materials that the Company or its representatives intend to conduct. Parent shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither Parent nor any Parent Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Parent or any Parent Subsidiary or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Company will keep confidential all non-public information provided to it pursuant to this Section 6.4(b), except for disclosures required by applicable Law.

SECTION 6.5 Acquisition Proposals.

(a) Each of the Company and Parent shall not, and shall not permit its Subsidiaries to, and shall direct its and its Subsidiaries’ directors, officers, investment bankers, financial advisors, attorneys, accountants and other representatives not to, (A) directly or indirectly, initiate or solicit or knowingly encourage or facilitate any inquiries or the making or submission of any proposal or offer with respect to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving it or any proposal or offer to acquire in any manner 20% or more of its Equity Interests, or the assets, securities or other ownership interests of or in it or any Subsidiary representing 20% or more of the consolidated assets, revenues or earnings of the Company and the Company Subsidiaries or of the Parent and the Parent Subsidiaries, as the case may be, other than the transactions contemplated by the Transaction Agreements and the Standalone Drug Sale Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or (B) directly or indirectly, engage in any negotiations or discussions concerning, or provide any confidential information or data to, any Person relating to an Acquisition Proposal or execute or enter into any agreement, understanding, letter of intent or arrangement with respect to any Acquisition Proposal (other than a confidentiality agreement described below). Subject to Section 6.5(b), neither the Company nor Parent, nor the Company Board of Directors nor the Parent Board of Directors (each, a “Board of Directors”) nor any committee thereof shall recommend to its stockholders any Acquisition Proposal or approve any agreement with respect to an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent either of the Company or Parent or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any other legally required disclosure to stockholders with regard to an Acquisition Proposal (provided that neither the Company nor the Parent nor the Board of Directors thereof may recommend any Acquisition Proposal unless permitted by Section 6.5(b) below and may not fail to include or make, or withdraw, modify or change in a manner adverse to the other party all or any portion of, the Company Board Recommendation or Parent Board Recommendation, as the case may be, unless permitted by Section 6.2 (in which case Parent or the Company shall have the right to terminate this Agreement as set forth in Section 8.1(e)(ii) or Section 8.1(d)(ii), as applicable), and provided further that, notwithstanding anything herein to the contrary, any “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to the other party of, all or a portion of the Company Board Recommendation or the Parent Board Recommendation, as applicable) or (ii) (A) prior to obtaining the requisite vote of its stockholders at the Company Stockholders Meeting, in the case of a Company Proposal, providing access to its properties, books and records and providing information or data in response to a request therefor by a Person who has made a bona fide, unsolicited Acquisition Proposal that does not involve an intentional, material breach of this Section 6.5(a), if (1) the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreements (except for such changes specifically necessary in order for such party to be able to comply with its obligations under this Agreement and it being understood that either party may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to it if it waives or similarly modifies the standstill provision in the relevant Confidentiality Agreement in favor of the other party), and (2) in the case of a Parent Proposal, such Parent Proposal is, or is reasonably likely to result in, a Qualifying Parent Proposal, or (B) prior to obtaining the requisite vote of its stockholders at the Company Stockholders Meeting, in the case of a Company Proposal, engaging in any negotiations or discussions with any Person who has made a bona fide unsolicited Acquisition Proposal that does not involve an intentional, material breach of this Section 6.5(a) and, in addition, in the case of a Parent Proposal, such Parent Proposal is a Qualifying Parent Proposal, if and only to the extent, in the case of a Company Proposal, that prior to taking any of the actions set forth in clauses (A) or (B) of clause (ii), the Company Board of Directors shall have determined in good faith (after consultation with its outside legal and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal from the Person that made the applicable Acquisition Proposal, and the Company shall have informed Parent promptly following (and in no event later than 24 hours after) the taking by it of any such action. A “Superior Proposal” means, with respect to a Company Proposal, an Acquisition Proposal (with all percentages included in the definition of “Acquisition Proposal,” increased to 50% for purposes of this definition) that the Company Board of Directors determines in good faith (taking into account such factors as it deems appropriate, including any legal, financial and regulatory aspects of the proposal and the Person making the proposal) is reasonably capable of being consummated and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement.

(b) If either the Company Board of Directors or the Parent Board of Directors determines in good faith, in response to an Acquisition Proposal, that such proposal is a Superior Proposal (in the case of a Company Proposal) or a Qualifying Parent Proposal (in the case of a Parent Proposal), the Company or Parent, as the case may be, shall notify the other party in writing of such determination promptly following (and in no event later than 24 hours after) the making of such determination. Prior to obtaining the requisite vote of its stockholders at the Company Stockholders Meeting, in the case of a Company Proposal, the Company Board of Directors or the Parent Board of Directors, as the case may be, may approve or recommend such Superior Proposal or Qualifying Parent Proposal, as the case may be, to its stockholders and enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal or Qualifying Parent Proposal, as applicable, and the Company may terminate this Agreement; provided, however, that the Company shall not recommend any such Superior Proposal to its stockholders, enter into any definitive agreement providing for any such Superior Proposal or terminate this Agreement pursuant to this sentence (and any purported termination pursuant to this sentence shall be void and of no force or effect), unless and until (1) it has given Parent prior written notice of its intention to enter into such agreement at least two Business Days before doing so, (2) the Company Board of Directors has considered in good faith any proposed changes to this Agreement proposed by Parent, (3) the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel, that the failure to make such recommendation or enter into such agreement would be inconsistent with its fiduciary duties under applicable Law, (4) prior to entering into such agreement, it has terminated this Agreement, and (5) concurrently with such termination pursuant to this Section 6.5(b), the Company pays to Parent the Company Termination Fee (as defined below) payable pursuant to Section 8.2(b).

(c) Each of the Company and Parent shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Each of the Company and Parent also shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal return or destroy all confidential information or data heretofore furnished to it by or on behalf of the Company or Parent, as the case may be.

(d) Each of the Company and Parent shall promptly (and in no event later than 48 hours after receipt of an Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal and set forth in reasonable detail its material terms and conditions) the other party after receipt of an Acquisition Proposal and thereafter shall keep the other party reasonably informed of the status and material terms and conditions of any proposals or offers. Each of the Company and Parent shall make available to the other party (to the extent it has not already done so) all material non-public information made available to any Person making an Acquisition Proposal at substantially the same time and in substantially the same form as it provides it to such other Person.

SECTION 6.6 Further Action; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary or desirable under applicable Laws and regulations to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b) Company and Parent will use reasonable best efforts to: (i) prepare, as soon as practicable, all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Governmental Authority necessary to consummate the transactions contemplated hereby; (ii) prosecute such filings and other presentations with diligence; and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement. Company and Parent will use reasonable best efforts to facilitate obtaining any final order or orders approving such transactions, consistent with this Agreement and/or to remove any impediment to the consummation of the transactions contemplated hereby. Company and Parent will use reasonable best efforts to furnish all information in connection with the approvals of or filings with any Governmental Authority and will promptly cooperate with and furnish information in connection with any such requirements imposed upon Parent or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby. Subject to Section 6.6(c), Parent will use reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to remove any impediment imposed by any Governmental Authority to allow the consummation of the transactions contemplated hereby. Parent and Company will each advise the other party promptly of any material communication received by such party or any of its Affiliates from the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority in connection with the transactions contemplated hereby. Parent and Company will each consult with the other in advance of any material meetings with the Federal Trade Commission.

(c) In furtherance and not in limitation of Sections 6.6(a) and (b), each of Parent and Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act and to take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(d) Notwithstanding the foregoing, Parent shall promptly take, in order to consummate the Transactions, all actions necessary (i) to secure the expiration or termination of any applicable waiting period under the HSR Act (the “HSR Clearance”) and/or to resolve any objections asserted by any Governmental Authority with respect to the Transactions under any antitrust Law or the Federal Trade Commission Act (each, an “Objection”), and (ii) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the Transactions, in each case including (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any such party and (B) selling, divesting or otherwise conveying particular assets or categories of assets or businesses of Parent and its Affiliates and/or constituting part of the New Diamond Assets (as such term is defined in the Separation Agreement) or New Diamond Business. Such efforts shall include, in addition to the consummation of the transactions contemplated by the Cub Sale Agreement and the Ancillary Agreements referred to therein, taking all additional actions contemplated by the preceding sentence, subject only to a limitation that those additional actions not result in a divestiture of additional assets or businesses that, in the aggregate, produce annual revenues in excess of $4 billion. Parent shall respond to and seek to resolve as promptly as practicable any Objections that are raised. No actions taken pursuant to this Section 6.6(d) shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.6 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.6.

(f) Parent shall use reasonable best efforts to cause the Parent Shares issuable to New Diamond’s stockholders as contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date. The Company and New Diamond shall use reasonable best efforts to cause the New Diamond Shares issuable to the Company’s stockholders in the Diamond Merger as contemplated by this Agreement to be approved for listing on a national securities exchange, subject to official notice of issuance, prior to the Initial Effective Time.

(g) The Company shall deliver to Parent prior to the Closing Date a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use reasonable best efforts to cause each such Person to deliver to Parent on or prior to the Closing Date a written affiliate letter agreement in a form to be agreed by the parties.

(h) The Company shall provide, and shall cause the Company Subsidiaries to provide, and shall use commercially reasonable efforts to cause the respective officers,

employees and Representatives, including legal and accounting, of the Company and its Subsidiaries to provide, all cooperation reasonably requested by Parent or New Diamond in connection with the Mergers and the transactions contemplated by the Separation Agreement and Standalone Drug Sale Agreement to effect the ultimate assumption by New Diamond of, and the release of the Company from, all of the rights and obligations under, (i) that certain Indenture, as supplemented, dated as of May 1, 1992, by and between the Company and U.S. Bank Trust National Association, as successor trustee, and each series of notes issued thereunder, and (ii) (w) the HITS Purchase Contract Agreement, (x) that certain Pledge Agreement dated as of May 7, 2004, by and between the Company and U.S. Bank Trust National Association, as collateral agent, custodial agent, securities intermediary and purchase contract agent (“Pledge Agreement”), (y) that certain Remarketing Agreement, dated as of May 7, 2004, by and between the Company, Banc of America Securities LLC, as the remarketing agent, and U.S. Bank Trust National Association, as purchase contract agent and as attorney-in-fact of the holders of purchase contracts (the “Remarketing Agreement”), and (z) each other agreement related thereto (the foregoing clauses (i) and (ii) together, the “Debt and Purchase Contract Assumption”). In furtherance of the foregoing, the Company shall (1) take all necessary corporate action to consummate the Debt and Purchase Contract Assumption immediately prior to or substantially simultaneous with the Closing, (2) obtain any consent of Banc of America Securities LLC required under the terms of the Remarketing Agreement to effect the assignment to and assumption by New Diamond of the rights and obligations of the Company under the Remarketing Agreement, and (3) prepare and deliver other required opinions, certificates, documents, supplemental indentures, supplemental agreements and other deliverables in connection with the Debt and Purchase Contract Assumption.

SECTION 6.7 Resignations. To the extent requested by Parent in writing at least ten Business Days prior to the Closing Date, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective immediately after the Closing, of the directors of the Company Subsidiaries designated by Parent and shall take such other action as is necessary to accomplish the foregoing.

SECTION 6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee, officer or director may have under any employment agreement or Company Plan or under the Company’s or New Diamond’s certificate of incorporation or by-laws, after the Effective Time, Parent shall, and shall cause Surviving Corporation to, indemnify and hold harmless each person who, as of the Effective Time, is a present or former officer or director of the Company, New Diamond or any Company Subsidiary or served as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) at any time maintained or contributed to by the Company, New Diamond or any Company Subsidiaries (the “Indemnified Directors and Officers”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, demand, action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken (or failure to take action) by any of them in their capacities as officers, directors or fiduciaries at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. Parent shall, and shall cause the Surviving Corporation to, advance the cost of any expenses incurred by each Indemnified Director and Officer in the defense of any claim, demand, action, suit, proceeding, inquiry or investigation arising out of such Indemnified Director or Officer’s service as a director, officer or fiduciary within three Business Days of receipt by the Surviving Corporation from the Indemnified Director or Officer of a request therefor; provided only that any Person to whom expenses are to be advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is determined that such person is not entitled to indemnification in a final, nonappealable determination by a Governmental Authority of competent jurisdiction. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Director or Officer hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Director or Officer from all liability arising out of such claim, demand, action, suit, proceeding, inquiry or investigation or such Indemnified Director or Officer otherwise consents thereto.

(b) The certificate of incorporation and by-laws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Directors and Officers and former or present directors and officers than are presently set forth in the Company’s certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals. The resolutions adopted by the Company Board of Directors on October 7, 2005 relating to the indemnification of certain benefit plan fiduciaries, which resolutions are set forth in Section 6.8(b) of the Company Disclosure Letter, shall continue in effect and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Fiduciary (as such term is defined therein) and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and pay any and all expenses incurred by each Fiduciary in accordance with the term of such resolutions and otherwise honor and comply with the provisions of such resolutions.

(c) Prior to the Effective Time, the Company and/or New Diamond shall (and if it is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for Indemnified Directors and Officers where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company’s existing policies as of the date hereof with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), provided, however, that in no event shall the Company expend for such policies an amount in excess of the amounts set forth in Section 6.8(c) of the Company Disclosure Letter; and, provided further that if the premiums of such insurance coverage exceeds such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. If the Company and the Surviving Corporation for any reason fail to obtain such “tail”

insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from the Effective Time the directors’ and officers’ liability insurance and fiduciary liability insurance in place as of the date hereof covering the Indemnified Directors and Officers with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable directors’ and officers’ liability insurance and fiduciary liability insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof covering the Indemnified Directors and Officers; provided, however, that in no event shall the Parent or Surviving Corporation be required to expend for such policies an annual premium amount in excess of the amounts set forth in Section 6.8(c) of the Company Disclosure Letter; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any Company Subsidiary set forth in Section 6.8(c) of the Company Disclosure Letter.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, contract or otherwise.

(e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets as an entirety in one or a series of related transactions to any Person(s), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or such

Persons(s), as the case may be, shall assume the obligations set forth in this Section 6.8; provided that neither Parent nor the Surviving Corporation shall be relieved from such obligation. In addition, neither Parent nor the Surviving Corporation shall distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Parent or Surviving Corporation unable to satisfy its obligations under this Section 6.8.

SECTION 6.9 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and Acquisition Sub, on the one hand, and the Company, New Diamond, and New Diamond Merger Sub, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transaction Agreements or the transactions contemplated thereby, except to the extent public disclosure is required by applicable Law or the requirements of the NYSE or the PCX, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

SECTION 6.10 Cooperation. (a) Parent shall use its commercially reasonable efforts to obtain the Financing pursuant to the terms and conditions set forth in the Financing Commitments. Parent shall notify the Company if at any time prior to the Closing Date the Financing Commitment shall expire or be terminated, modified or amended for any reason. The Company shall provide, and shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to cause the respective officers, employees and Representatives, including legal and accounting, of the Company and its Subsidiaries to provide, all cooperation reasonably requested by Parent in connection with (i) the Financing, including providing such access and documentation and taking such action as is customary for transactions such as the Financing and (ii) the satisfaction of the conditions in the Financing Commitment that require action by the Company, including those set forth in Section 3 of the Financing Commitment and Exhibit B thereto. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket third party costs incurred by the Company or any of the Company Subsidiaries in connection with such cooperation.

(b) If the Financing Commitment expires, is terminated or otherwise become unavailable prior to the Closing, in whole or in part, for any reason, Parent shall (i) immediately notify the Company of such expiration, termination or other unavailability and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative financing to replace the financing contemplated by such expired, terminated or otherwise unavailable commitments or agreements in an amount sufficient to consummate the transactions contemplated by this Agreement. Without limiting the effect of the preceding sentence, if Parent is unable to obtain replacement financing from alternative sources within 25 Business Days after any expiration, termination or other unavailability of any of the Financing Commitment (provided, that in the event such 25-day period would delay the Closing, it shall be reduced to such period as would not delay the Closing but in no event less than ten Business Days), alternative financing may be proposed for Parent and Acquisition Sub by the Company (or, at the request of the Company, the Company’s advisors) with one or more financing sources and Parent shall use its reasonable best efforts to consummate such alternative financing, unless such alternative financing is on terms and conditions that are (x) materially less favorable to Parent than the terms of the Financing Commitment that expired, was terminated, or otherwise became unavailable or (y) not commercially reasonable.

SECTION 6.11 Notification. During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company shall promptly notify Parent, and Parent shall promptly notify the Company, in writing of any event, condition, fact or circumstance that would cause any of the conditions set forth in Section 7.1, Section 7.2 or Section 7.3 not to be met. Each such notification shall include a certification of an officer of the Company or Parent, as applicable, that such notification is being delivered in accordance with this Section 6.11. No such notification shall be deemed to supplement or amend the Company Disclosure Letter or the Parent Disclosure Letter for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 has been satisfied.

SECTION 6.12 Third-Party Consents. Without limiting the effect of Section 6.6, each of the Company and Parent shall use reasonable best efforts to promptly obtain all authorizations, consents, approvals and waivers of, and give all notices to, each third party that may be necessary for the consummation of the Mergers and are material to such party; provided, however, that, except as expressly contemplated hereby, neither the Company nor Parent shall materially amend or agree to materially amend, or waive any material right or material economic benefit under, any Material Contract in connection with obtaining such consents, approvals and waivers without the other party’s consent (which shall not be unreasonably withheld, conditioned or delayed); provided, further, that, in connection with obtaining such authorizations, consents, approvals and waivers, or the giving of such notices, the Company shall not be required to incur any out-of-pocket costs or any other obligation or liability unless de minimis in nature and amount.

SECTION 6.13 Employment and Employee Benefits Matters; Section 16.

(a) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending on December 31, 2007 (the “Benefits Continuation Period”), to maintain the severance-related provisions of existing Company Plans not subject to termination pursuant to the express terms hereof and to provide 100% of the severance payments and benefits required thereunder to be provided to any Current Employee whose employment is terminated during that period. For purposes of this Section 6.13 only, the term “Company Employee” shall be deemed to refer to any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any Company Subsidiary, excluding employees of the Standalone Drug Business and the Retained Business.

(b) The Company shall allow each participant in the Deferred Compensation Plans to elect, prior to the Effective Time, to receive his or her account balances (in the case of account balance plans) and the present value of all accrued benefits (in the case of non-account balance plans, with the present value in the case of benefits payable pursuant to an individual agreement being determined using the assumptions required to be used in such agreement and in all other cases being determined by using the average yield to maturity for 30-year US Government Bonds and the unloaded 94 GAR mortality rates, blended 50% male and 50% female, projected to 2002), upon the earlier of (1) the existing payment date under the current terms relating to such deferred compensation (subject to any change in the existing payment date that is required to comply with Section 409A of the Code) or (2) the later of (x) the Effective Time or (y) January 1, 2007. The Company may adopt such amendments to the Deferred Compensation Plans as it deems necessary or appropriate to effectuate the transactions contemplated hereby.

(c) Without limiting any additional rights that any Company Employee not covered by a collective bargaining agreement and employed by the Company or any Company Subsidiary at the Effective Time (“Current Employee”) may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the Benefits Continuation Period, to maintain for any Current Employees (i) salary or hourly wage rate, commissions and target cash bonus opportunities under annual and long-term incentive programs (collectively, “Compensation”), that in the aggregate are no less favorable than, and (ii) benefits provided under Company Plans (other than those covered by (i) above) that in the aggregate are no less favorable than, the Compensation and benefits maintained for and provided to such Current Employees immediately prior to the Effective Time; provided, however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Company Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 6.13 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.

(d) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Current Employees full credit for purposes of eligibility and vesting (but not benefit accruals, except for vacation and severance, if applicable, under the Company Plans), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Current Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized under the Company Plans immediately prior to the Effective Time, provided that no such credit shall be granted to the extent that it would result in a duplication of benefits or to the extent that it is not similarly granted to similarly situated employees of Parent and its Affiliates. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Parent or its Subsidiaries shall (i) cause to be waived any pre-existing condition or eligibility limitations to the extent waived or satisfied under the applicable Company Plan in which the Current Employee participates immediately prior to the Effective Time and (ii) give effect, for the fiscal year in which the Closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(e) From and after the Effective Time, Parent will cause the Surviving Corporation and all of its Subsidiaries to honor, in accordance with its terms (including any right to amend or terminate), (i) each existing employment, change in control, severance and termination plan, policy or agreement of or between the Company or any Company Subsidiary and any officer, director or employee of that company, and (ii) bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or any Company Subsidiary and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time. Without limiting the generality of the foregoing, in the event that the annual bonus for fiscal year 2005 is not yet paid to participants at the Effective Time, any participant who was employed by the Company at the end of fiscal year 2005 will be entitled to a bonus if earned pursuant to the 2005 bonus program, regardless of whether such participant is employed at the time of the payment of 2005 bonuses.

(f) Prior to the Effective Time, (i) the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of Equity Interests of the Company (including derivative securities), in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Company Board of Directors or a committee of two or more Non-

Employee Directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act) and (ii) Parent shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by Parent Board of Directors or a committee of two or more Non-Employee Directors of Parent (as such term is defined in Rule 16b-3 promulgated under the Exchange Act). Such approvals shall specify: (A) the name of each officer or director, (B) the number of securities to be disposed of or acquired for each named person, and (C) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 of the Exchange Act.

(g) The parties hereto will treat the consummation of the Transactions and the Standalone Drug Sale, both individually and collectively, and regardless of the order in which they actually occur, as a “change in control,” “change of control” or similar event under each of the Company Plans (to the extent such Company Plans contain provisions relating to “change in control,” “change of control” or similar event).

(h) The parties will make good faith efforts to make equitable adjustments if necessary to ensure that the provisions of this Section 6.13 comply with Section 409A of the Code.

(i) Without limiting the generality of Section 9.7, nothing in this Section 6.13, express or implied, is intended to or shall confer upon any employee or service provider of Parent, the Company, or their respective Subsidiaries any right, benefit or remedy of any nature whatsoever.

SECTION 6.14 Board Representation. Parent shall take any and all actions necessary or appropriate to cause, effective immediately following the Effective Time, the number of directors comprising the Parent Board of Directors to be no more than fourteen (14) and for there to be three (3) vacancies on such board. Parent shall use its reasonable best efforts to cause three of the independent members of the Company Board of Directors to be elected to the Parent Board of Directors. In furtherance thereto, Parent shall refer the names of three or more mutually agreeable nominees to the Director Affairs Committee of the Parent Board of Directors for nomination to fill such vacancies immediately following the Effective Time and to serve on the Parent Board of Directors, one in each of the three classes of the Parent Board of Directors.

SECTION 6.15 Available Cash. No less than two Business Days and no earlier than five Business Days prior to the Closing Date, the Company shall provide Parent with a good faith estimate, together with reasonable supporting documentation, of the amount of immediately available funds, in U.S. dollars, that the Company has available to it to be used to fund Parent’s obligation to pay the Merger Consideration without restriction.

SECTION 6.16 Coordination of Dividends. From the date of this Agreement until the Effective Time, Parent and the Company shall coordinate with each other regarding the declaration and payment of dividends in respect of the Company Shares and the Parent Shares and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Shares or Parent Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter, including the quarter in which the Effective Time occurs, with respect to their Company Shares or Parent Shares, as the case may be. New Diamond and New Diamond Merger Sub shall not declare or pay any dividends in respect of their Common Stock.

SECTION 6.17 The Diamond Reorganization. The parties acknowledge and agree that they desire and intend to (i) cause the Diamond Merger and the Diamond LLC Conversion, taken together (the “Diamond Reorganization”), to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorg”), (ii) treat the Retained Business Purchase (other than the purchase of Lucky Stores, Inc., a Delaware corporation (“Lucky Delaware”) and its Subsidiaries) and the Standalone Drug Sale as purchases of assets for federal income Tax purposes, (iii) treat the purchase of Lucky Delaware as a purchase of stock for federal income Tax purposes and (iv) effect the Separation in a manner that does not result in any gain, including any deferred intercompany gain, for federal income Tax purposes (other than with respect to the distribution of certain New Diamond Assets from Lucky Delaware and its Subsidiaries pursuant to the Separation Agreement). The Company shall, and shall cause New Diamond to, (x) use best efforts to cause the Diamond Reorganization to qualify as an F Reorg, (y) consult with Parent prior to taking any action that could affect the qualification of the Diamond Reorganization as an F Reorg and take, or refrain from taking, any actions reasonably requested by Emerald in order to qualify the Diamond Reorganization as an F Reorg and (z) consult with Parent prior to taking any action in connection with the Separation, the Retained Business Purchase or the Standalone Drug Sale and take, or refrain from taking, any action reasonably requested by Parent in connection with the Separation, the Retained Business Purchase or the Standalone Drug Sale in furtherance of the intentions described above in this Section 6.17. Any capitalized term used in this paragraph, but not defined in this Agreement, shall have the meaning ascribed to it in the Separation Agreement.

SECTION 6.18 Boise Operations and Community Involvement. Parent intends to maintain a significant presence in Boise, Idaho for a period of not less than three years following the Effective Time.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1 Mutual Conditions to Effect the Mergers. The respective obligations of each party to consummate the Mergers shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) This Agreement shall have been adopted by the stockholders of the Company by the Requisite Company Stockholder Vote in accordance with the Company’s certificate of incorporation and the DGCL and the Share Issuance shall have been approved by the stockholders of Parent by the Requisite Parent Stockholder Vote in accordance with the Parent’s certificate of incorporation or other governing documents, the DGCL and applicable stock exchange regulations;

(b) The Form S-4 shall have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order;

(c) The Parent Shares issuable to the New Diamond stockholders as contemplated by this Agreement in connection with the payment of the aggregate Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance;

(d) With respect to the Emerald Merger only, each of the Standalone Drug Sale, the Separation and the Retained Business Purchase shall have occurred;

(e) No Law, temporary restraining order, preliminary or permanent injunction or other legal restraint shall have been enacted, entered, promulgated or enforced and no action or decision shall have been taken and remain in effect by any United States or state Governmental Authority, or any Governmental Authority of the jurisdictions listed in Section 7.1(e) of the Company Disclosure Letter, which seeks to or in fact prohibits, restrains or enjoins the consummation of the transactions contemplated by this Agreement; and

(f) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

SECTION 7.2 Conditions to Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the Mergers shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement (disregarding any Company Material Adverse Effect, materiality or similar qualifiers therein) shall be true and correct as of the date hereof and the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except where any failure of any such representation or warranty to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that the representations and warranties of the Company in Section 4.2 (Authority; Enforceability) shall be true in all but de minimis respects;

(b) Each of the Company, New Diamond and New Diamond Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; provided, that the Company’s failure to comply with the notification requirements in Section 6.11 shall not cause the condition set forth in this Section 7.2(b) to fail to be satisfied; and

(c) Parent shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

SECTION 7.3 Conditions to Obligations of the Company, New Diamond and New Diamond Merger Sub. The obligations of the Company, New Diamond and New Diamond

Merger Sub to consummate the Mergers shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) The representations and warranties of Parent and Acquisition Sub contained in this Agreement (disregarding any Parent Material Adverse Effect, materiality or similar qualifiers therein) shall be true and correct in all material respects, in each case as of the date hereof and the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date), except where any failure of any such representation or warranty to be so true and correct has not had and would not reasonably be expected to have a Parent Material Adverse Effect; provided, however, that the representations and warranties of Parent in Section 5.2 (Authority; Enforceability) shall be true in all but de minimis respects;

(b) Each of Parent and Acquisition Sub shall have performed in all material respects the material obligations, and complied in all material respects with the material agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; provided, that the Parent’s failure to comply with the notification requirements in Section 6.11 shall not cause the condition set forth in this Section 7.3(b) to fail to be satisfied;

(c) The New Diamond Shares issuable to the Company’s stockholders as contemplated by this Agreement in connection with the Diamond Merger shall have been approved for listing on a national securities exchange, subject to official notice of issuance; provided, that the obligations of the Company, New Diamond and New Diamond Merger Sub to consummate the Mergers shall be subject to the condition in this Section 7.3(c) only if (i) the Company and New Diamond have complied in all respects with Section 6.6(f) and (ii) it is reasonably likely that the Emerald Merger will not be consummated; and

(d) The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after adoption of this Agreement by stockholders of the Company or of New Diamond:

(a) by mutual written consent of each party hereto;

(b) by Parent or the Company if any United States or state Governmental Authority shall have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such decision, order, decree, ruling or other action is or shall have become final and nonappealable;

(c) by Parent or the Company if the Closing shall not have occurred on or before September 22, 2006 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the applicable termination date and such action or failure to perform constitutes a breach of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Company if neither the Company nor CVS shall have exercised its termination right under Section 12.01(b) of the Standalone Drug Sale Agreement;

(d) by the Company

(i) if there shall have been a material failure of any representation or warranty of Parent or Acquisition Sub to be true, or a material breach of any covenant or agreement of Parent or Acquisition Sub contained in this Agreement such that the condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied and which shall not have been cured (if curable) prior to the earlier of (A) 20 Business Days following notice of such breach (it being understood that such 20 Business Day period shall not be applicable to covenants or agreements that by their terms are intended to be satisfied at the Closing) and (B) the Termination Date;

(ii) if the Parent Board of Directors (A) shall have failed to include or make or shall have publicly withdrawn, modified or changed (it being understood and agreed that any “stop-look-and-listen” communication by the Parent Board of Directors to the stockholders of the Parent pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement), in a manner adverse to Company, the Parent Board Recommendation either (1) due in any meaningful respect to antitrust concerns or (2) for any other reason, or (B) shall have recommended to the stockholders of Parent an Acquisition Proposal other than the transactions contemplated by this Agreement;

(iii) if Parent fails to duly call or convene the Parent Stockholders Meeting in accordance with Section 6.2; or

(iv) prior to obtaining the requisite vote of its stockholders at the Company Stockholders Meeting, in accordance with, and subject to the terms and conditions of, Section 6.5(b);

(e) by Parent

(i) if there shall have been a material failure of any representation or warranty of the Company to be true, or a material breach of any covenant or agreement of the Company contained in this Agreement such that the condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied and which shall not have been cured (if curable) prior to the earlier of (A) 20 Business Days following notice of such breach (it being understood that such 20 Business Day period shall not be applicable to covenant or agreements that by their terms are intended to be satisfied at the Closing) and (B) the Termination Date;

(ii) if the Company Board of Directors (A) shall have failed to include or make or shall have publicly withdrawn, modified or changed (it being understood and agreed that any “stop-look-and-listen” communication by the Company Board of Directors to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement), in a manner adverse to Parent, the Company Board Recommendation, or (B) shall have recommended to the stockholders of the Company an Acquisition Proposal other than the transactions contemplated by this Agreement; or

(iii) if the Company fails to duly call or convene the Company Stockholders Meeting in accordance with Section 6.2;

(f) by Parent or the Company if, (i) upon a vote thereon at the Company Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Requisite Company Stockholder Vote, or (ii) upon a vote thereon at the Parent Stockholders Meeting or any postponement or adjournment thereof, the Share Issuance shall not have been approved by the Requisite Parent Stockholder Vote; or

(g) by Parent or the Company if the Separation Agreement or the Standalone Drug Sale Agreement shall have been terminated in accordance with the terms thereof.

SECTION 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 6.4(b), this Section 8.2, Section 8.3, or Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful or intentional material breach hereof.

(b) The Company shall pay Parent, by wire transfer of immediately available funds to such accounts as Parent may designate, the sum of $276,000,000 (the “Company Termination Fee”) if this Agreement is terminated as follows:

(i) if Parent shall terminate this Agreement pursuant to Section 8.1(e)(iii), then the Company shall pay the Company Termination Fee on the business day following such termination;

(ii) if the Company shall terminate this Agreement pursuant to Section 8.1(d)(iv), the Company shall pay the Company Termination Fee concurrently with such termination;

(iii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(f)(i) and (B) at any time after the date hereof and at or before the date of the Company Stockholders Meeting there shall have been a Public Proposal with respect to the Company, and if (C) within twelve months of the date of such termination of this Agreement, the Company or any of the Company Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, in this instance, all percentages included in the definition of “Acquisition Proposal” shall be increased to 50%), then the Company shall pay the Company Termination Fee upon the date of such execution or consummation, whichever is earlier;

(iv) if (A) either party shall terminate this Agreement pursuant to Section 8.1(c) and (B) at any time after the date hereof and before such termination there shall have been a Public Proposal with respect to the Company, and if (C) within twelve months of the date of such termination of this Agreement, the Company or any of the Company Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, in this instance, all percentages included in the definition of “Acquisition Proposal” shall be increased to 50%), then the Company shall pay the Company Termination Fee upon the date of such execution or consummation, whichever is earlier; and

(v) if Parent shall terminate this Agreement pursuant to Section 8.1(e)(ii) within 10 calendar days following the occurrence of the event giving rise to such termination right, then the Company shall pay the Company Termination Fee on the Business Day following such termination.

Notwithstanding anything in this Agreement to the contrary, if the Company fails to pay all amounts due to Parent on the dates specified, then the Company shall pay all costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.

(c) Parent shall pay the Company, by wire transfer of immediately available funds to such accounts as the Company may designate, the sum of $135,000,000 (the “Parent Termination Fee”) if this Agreement is terminated as follows:

(i) if the Company shall terminate this Agreement pursuant to Section 8.1(d)(iii) then Parent shall pay the Parent Termination Fee on the business day following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(f)(ii) and (B) at any time after the date hereof and before such termination there shall have been a Public Proposal with respect to the Parent, and if (C) within twelve months of the date of such termination of this Agreement, Parent or any of Parent Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, in this instance, all percentages included in the definition of “Acquisition Proposal” shall be increased to 50%), then Parent shall pay the Parent Termination Fee upon the date of such execution or consummation, whichever is earlier;

(iii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(c), except in the circumstances described in Section 8.2(d)(i), and (B) at any time after the date hereof and before such termination there shall have been a Public Proposal with respect to the Parent, and if (C) within twelve months of the date of such termination of this Agreement, Parent or any of Parent Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, in this instance, all percentages included in the definition of “Acquisition Proposal” shall be increased to 50%), then Parent shall pay the Parent Termination Fee upon the date of such execution or consummation, whichever is earlier; and

(iv) if the Company shall terminate this Agreement pursuant to Section 8.1(d)(ii) within 10 calendar days following the occurrence of the event giving rise to such termination right, except in the circumstances described in Section 8.2(d)(ii), then Parent shall pay the Parent Termination Fee on the Business Day following such termination.

Notwithstanding anything in this Agreement to the contrary, if Parent fails to pay all amounts due to the Company on the dates specified, then Parent shall pay all costs and expenses (including legal fees and expenses) incurred by the Company in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the Company.

(d) Parent shall pay the Company by wire transfer of immediately available funds to such accounts as the Company may designate, the sum of $250,000,000 (the “Regulatory Termination Fee”), and shall not pay the Company the Parent Termination Fee, if this Agreement is terminated as follows:

(i) if (A) either party shall terminate this Agreement pursuant to Section 8.1(c), (B) as of the date of such termination the HSR Clearance shall not have occurred or any decree, judgment, injunction, or other order (in each case that relates to antitrust Laws) that prevents, prohibits or delays the consummation of the Transactions exists or is in effect, (C) immediately prior to such termination, the conditions set forth in Sections 7.1(a) (to the extent relating to the Requisite Company Stockholder Vote), 7.1(b) and 7.2(a) shall have been satisfied, and (D) each of the Company, New Diamond and New Diamond Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement prior to such termination (other than obligations, agreements and covenants set forth in Section 6.11), then Parent shall pay the Regulatory Termination Fee on the business day following such termination; provided, that if (1) this Agreement is terminated pursuant to Section 8.1(g) and (2) at the time of such termination this Agreement may also be terminated pursuant to Section 8.1(c), then for purposes of this Section 8.2(d)(i) this Agreement shall be deemed to have been terminated pursuant to Section 8.1(c); and

(ii) if the Company shall terminate this Agreement pursuant to Section 8.1(d)(ii)(A)(1) within 10 calendar days following the occurrence of the event giving rise to such termination right, Parent shall pay the Regulatory Termination Fee on the business day following such termination,

Notwithstanding anything in this Agreement to the contrary, if Parent fails to pay all amounts due to the Company on the dates specified, then Parent shall pay all costs and expenses (including legal fees and expenses) incurred by the Company in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the Company.

SECTION 8.3 Expenses. Except as otherwise specifically provided in this Agreement, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided, that expenses incurred in connection with the filing fee for the Proxy Statement/Prospectus and printing and mailing the Proxy Statement/Prospectus shall be shared equally by Parent and the Company.

SECTION 8.4 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after adoption of this Agreement by the stockholders of the Company, New Diamond and Acquisition Sub. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, and the other agreements and documents contemplated to be delivered in connection herewith, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall, in the event Closing occurs, survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time (including Section 6.8) and (ii) this Article IX.

SECTION 9.2 Company Disclosure Letter; Parent Disclosure Letter. There may have been included in the Company Disclosure Letter and the Parent Disclosure Letter and may be included elsewhere in this Agreement items which are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement by the Company or the Parent, as appropriate, that such items are “material” or to affect the interpretation of such term for purposes of this Agreement. Disclosures included in any Section of the Company Disclosure

Letter or the Parent Disclosure Letter shall be considered to be made for purposes of all other Sections of the Company Disclosure Letter or of the Parent Disclosure Letter, as appropriate, to the extent that the relevance of any such disclosure to any other Section of the Company Disclosure Letter or the Parent Disclosure Letter, as appropriate, is reasonably apparent from the text of such disclosure. The inclusion of any items or information in the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed as an admission that such item or information (or any non-disclosed item or information of comparable or greater significance) is material or otherwise required to be scheduled as an exception from any representation, warranty or covenant. Matters reflected in the Company Disclosure Letter or the Parent Disclosure Letter are not necessarily limited to matters required by the Agreement to be disclosed in the Company Disclosure Letter or the Parent Disclosure Letter.

SECTION 9.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.3 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

(a)	if to the Company, New Diamond Merger Sub, or New Diamond:

Albertson’s, Inc.

250 East Parkcenter Boulevard

Boise, Idaho 83706

Facsimile: (208) 395-6349

Attention: Corporate Secretary

with a copy to (which shall not constitute notice):

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Facsimile: (216) 579-0212

Attention: Lyle G. Ganske, Esq.

and to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Facsimile: (214) 969-5100

Attention:	Mark E. Betzen, Esq.

and to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Facsimile: (212) 558-3588

Attention:	James C. Morphy, Esq.
Audra D. Cohen, Esq.

(b)	if to Parent, Acquisition Sub or the Surviving Corporation:

SUPERVALU INC.

11840 Valley View Road

Eden Prairie, MN 55344

Facsimile: (952) 828-8900

Attention:	Corporate Secretary

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2233

Attention:	Andrew R. Brownstein, Esq.
Igor Kirman, Esq.

SECTION 9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal and enforceable under applicable Law. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

SECTION 9.5 Entire Agreement. This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Coordination Agreement and the Confidentiality Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

SECTION 9.6 Assignment. This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties (which consent may be granted or withheld in the sole discretion of such other party). Any attempted assignment in violation of this Section 9.6 shall be void.

SECTION 9.7 No Third Party Beneficiaries. Except for Section 6.8, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with matters as to which the party making such representations and warranties has no knowledge or only incomplete knowledge. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 9.8 No Responsibility for Other Parties. Each party to each of the Transaction Agreements shall be responsible only for its own representations, warranties, covenants, actions or omissions under each of the Transaction Agreements. The Company, New Diamond, New Diamond Merger Sub, Parent and Acquisition Sub each acknowledges that none of the other parties shall be held liable in any way for any representation, warrant, covenant, action or omission of any other party to the Transaction Agreements. Notwithstanding anything to the contrary in this Section 9.8, however, (i) Parent shall be responsible for the representations, warranties, covenants, actions and omissions under each of the Transaction Agreements of Acquisition Sub, and (ii) the Company shall be responsible for the representations, warranties, covenants, actions and omissions, in each case prior to the Effective Time, under each of the Transaction Agreements of New Diamond and New Diamond Merger Sub.

SECTION 9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

SECTION 9.10 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and, with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, the federal district court for the District of Delaware) in the event any dispute arises out of this

Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware (or, with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, the federal district court for the District of Delaware) and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.3. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.11 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE SEPARATION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SEPARATION AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company, New Diamond, New Diamond Merger Sub, Acquisition Sub and Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALBERTSON’S, INC.

By:	/S/ JOHN R. SIMS
Name:	John R. Sims
Title:	Executive Vice President and General Counsel

NEW ALOHA CORPORATION

By:	/S/ PAUL G. ROWAN
Name:	Paul G. Rowan
Title:	President

NEW DIAMOND SUB, INC.

By:	/S/ PAUL G. ROWAN
Name:	Paul G. Rowan
Title:	President

SUPERVALU INC.

By:	/S/ JEFF NODDLE
Name:	Jeff Noddle
Title:	Chairman & CEO

EMERALD ACQUISITION SUB, INC.

By:	/S/ DAVID L. BOEHNEN
Name:	David L. Boehnen
Title:	President